Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
TEAM HEALTH HOLDINGS, INC.,
INTREPID MERGER SUB, INC.
and
IPC HEALTHCARE, INC.
Dated as of August 4, 2015

TABLE OF CONTENTS
PAGE
ARTICLE I

THE MERGER

Section 1.1.	The Merger 1

Section 1.2.	Closing 1

Section 1.3.	Effective Time 2

Section 1.4.	Effects of the Merger 2

Section 1.5.	Certificate of Incorporation and Bylaws 2

Section 1.6.	Board of Directors 2

Section 1.7.	Officers 3
ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1.	Effect on Securities 3

Section 2.2.	Exchange of Certificates 4

Section 2.3.	Company Equity Awards 6

Section 2.4.	ESPP 8

Section 2.5.	Lost Certificates 9

Section 2.6.	Dissenting Shares 9

Section 2.7.	No Further Ownership Rights 9

Section 2.8.	Withholding 10
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1.	Organization and Qualification; Subsidiaries 10

Section 3.2.	Certificate of Incorporation and Bylaws 12

Section 3.3.	Capitalization 12

Section 3.4.	Authority Relative to Agreement 14

Section 3.5.	No Conflict; Required Filings and Consents 15

Section 3.6.	Permits and Licenses 16

Section 3.7.	Compliance with Laws 16

Section 3.8.	Company SEC Documents; Financial Statements 17

Section 3.9.	Information Supplied 18

Section 3.10.	Disclosure Controls and Procedures; Internal Controls 18

Section 3.11.	Absence of Certain Changes or Events 18

Section 3.12.	No Undisclosed Liabilities 18

Section 3.13.	Absence of Litigation 19

Section 3.14.	Employee Benefit Plans 19

Section 3.15.	Labor Matters 21

i

Section 3.16.	Intellectual Property 21

Section 3.17.	Taxes 22

Section 3.18.	Material Contracts 23

Section 3.19.	Real Property 25

Section 3.20.	Insurance 25

Section 3.21.	Opinion of Financial Advisors 25

Section 3.22.	Takeover Statutes 25

Section 3.23.	Vote Required 26

Section 3.24.	Brokers 26

Section 3.25.	Healthcare Regulatory Matters 26

Section 3.26.	No Other Representations or Warranties 27
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1.	Organization and Qualification; Subsidiaries 28

Section 4.2.	Certificate of Incorporation, Bylaws, and Other Organizational Documents 29

Section 4.3.	Authority Relative to Agreement 29

Section 4.4.	No Conflict; Required Filings and Consents 29

Section 4.5.	Absence of Litigation 30

Section 4.6.	Information Supplied 30

Section 4.7.	Merger Sub Capitalization 30

Section 4.8.	Funds 31

Section 4.9.	Brokers 31

Section 4.10.	Solvency 31

Section 4.11.	DGCL Section 203 32

Section 4.12.	No Ownership of Company Securities 32

Section 4.13.	WARN Act 32

Section 4.14.	Agreements with Management 32

Section 4.15.	Acknowledgement of Disclaimer of Other Representations and Warranties 32

Section 4.16.	No Other Representations or Warranties 33
ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1.	Conduct of Business by the Company Pending the Merger 33

Section 5.2.	Proxy Statement 38

Section 5.3.	Stockholders’ Meeting 39

Section 5.4.	Appropriate Action; Consents; Filings 40

Section 5.5.	Access to Information; Confidentiality 42

Section 5.6.	Acquisition Proposals 43

Section 5.7.	Directors’ and Officers’ Indemnification and Insurance 47

Section 5.8.	Notification of Certain Matters; Pending Litigation 50

Section 5.9.	Public Announcements 51

Section 5.10.	Employee Matters 51

Section 5.11.	Conduct of Business by Parent Pending the Merger 53

Section 5.12.	Merger Sub 53

Section 5.13.	No Control of the Company’s Business 53

Section 5.14.	Rule 16b-3 Matters 54

Section 5.15.	Stock Exchange De-listing 54

Section 5.16.	Payoff Letter and Prepayment 54

Section 5.17.	Takeover Statutes 54

Section 5.18.	Resignation of Directors 54

Section 5.19.	FIRPTA Certificate 55

Section 5.20.	Financing Cooperation 55
ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1.	Conditions to the Obligations of Each Party 59

Section 6.2.	Conditions to the Obligations of Parent and Merger Sub 60

Section 6.3.	Conditions to the Obligations of the Company 60
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.	Termination 61

Section 7.2.	Effect of Termination 63

Section 7.3.	Termination Fee 63

Section 7.4.	Amendment 65

Section 7.5.	Waiver 65

Section 7.6.	Expenses; Transfer Taxes 66
ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.	Non-Survival of Representations, Warranties and Agreements 66

Section 8.2.	Notices 66

Section 8.3.	Interpretation 67

Section 8.4.	Certain Definitions 68

Section 8.5.	Severability 69

Section 8.6.	Assignment 70

Section 8.7.	Entire Agreement 70

Section 8.8.	No Third-Party Beneficiaries 70

Section 8.9.	Governing Law 71

Section 8.10.	Specific Performance 71

Section 8.11.	Consent to Jurisdiction 72

Section 8.12.	Counterparts 73

Section 8.13.	WAIVER OF JURY TRIAL 73

Exhibit A    Certificate of Incorporation of the Surviving Corporation
Schedule I    Knowledge Parties

INDEX OF DEFINED TERMS

ACA	Section 3.25(a)	Company Material Adverse Effect	Section 3.1(c)
Acceptable Confidentiality Agreement	Section 5.6(j)(iii)	Company Material Contract	Section 3.18
Action	Section 8.9	Company Option	Section 2.3(a)
Adverse Recommendation Change	Section 5.6(c)	Company Performance Award	Section 2.3(d)
affiliate	Section 8.4(a)	Company Permits	Section 3.6
Affiliated Entities	Section 3.1(a)	Company Related Parties	Section 7.3(c)
Affiliated Providers	Section 8.4(b	Company Restricted Stock	Section 2.3(b)
Agreement	Preamble	Company Restricted Stock Unit	Section 2.3(c)
Alternative Acquisition Agreement	Section 5.6(a)	Company SEC Documents	Section 3.8
Antitrust Laws	Section 3.5(b)	Competing Proposal	Section 5.6(j)(i)
Benefit Protection Period	Section 5.10(a)	Complaint	Section 5.20(c)
Blue Sky Laws	Section 3.5(b)	Confidential Data	Section 3.16(e)
Book-Entry Shares	Section 2.1(b)	Consummation Event	Section 8.10(b)
Business Day	Section 8.4(c)	control	Section 8.4(d)
Bylaws	Section 3.2	controlled by	Section 8.4(d)
Cancelled Performance Award	Section 2.3(d)	controlling	Section 8.4(d)
Cancelled RSU	Section 2.3(c)	Converted Parent Option	Section 2.3(a)
Certificate of Incorporation	Section 3.2	Converted Performance Award	Section 2.3(d)
Certificate of Merger	Section 1.3	Converted Restricted Stock	Section 2.3(b)
Certificates	Section 2.1(b)	Converted Restricted Stock Unit	Section 2.3(c)
Chosen Court	Section 8.11(a)	Copyrights	Section 8.4(f)
claim	Section 4.10	Credit Agreement	Section 8.4(e)
Code	Section 3.14(a)	D&O Insurance	Section 5.7(c)
Company	Preamble	debt	Section 4.10
Company Benefit Plan	Section 3.14(a)	DGCL	Recitals
Company Board	Section 2.3	Dissenting Shares	Section 2.6
Company Common Stock	Section 2.1(a)	Effective Time	Section 1.3
Company Disclosure Letter	Article III	Electronic Data Room	Section 3.26
Company Employees	Section 5.10(a)	ERISA	Section 3.14(a)
Company Equity Awards	Section 2.3(d)	ERISA Affiliate	Section 3.14(a)
Company Equity Plans	Section 3.3(a)	ESPP	Section 2.4
Company IP	Section 3.16(b)	Exchange Act	Section 3.5(b)

v

Exchange Ratio	Section 2.3(a)	Parent Organizational Documents	Section 4.2
Filed Company SEC Documents	Article III	Parent Related Parties	Section 7.2
Final Offering	Section 2.4	Patents	Section 8.4(f)
Financial Advisors	Section 3.24	Paying Agent	Section 2.2(a)
Financing	Section 5.20(a)	Payment Fund	Section 2.2(a)
GAAP	Section 3.1(a)	Permitted Lien	Section 2.2(a)
Governmental Authority	Section 2.2(e)	person	Section 8.4(j)
Health Care Laws	Section 3.25(a)	Preferred Stock	Section 3.3(a)
HIPAA	Section 3.25(a)	Proceeding	Section 3.13
HITECH Act	Section 3.25(a)	Proxy Statement	Section 3.9
HSR Act	Section 3.5(b)	Regulatory Divestiture	Section 5.4(b)
Incentive Plan	Section 5.10(e)	Representatives	Section 8.4(k)
Indemnitee	Section 5.7(a)	Preferred Stock	Section 3.3(a)
Indemnity Agreements	Section 5.7(a)	Required Information	Section 5.20(c)
Intellectual Property	Section 8.4(f)	Requisite Stockholder Approval	Section 3.23
Intervening Event	Section 5.6(d)	Sarbanes-Oxley Act	Section 3.8(c)
knowledge	Section 8.4(g)	Schedule 5.8(b) Matter	Section 5.8(b)
Law	Section 8.4(h)	Secretary of State	Section 1.3
Lender Related Party	Section 8.6	Securities Act	Section 3.5(b)
Liens	Section 3.5(a)	significant subsidiary	Section 3.5(a)
Marketing Period	Section 5.20(c)	Software	Section 8.4(f)
Measurement Date	Section 3.3(a)	Solvent	Section 4.10
Merger	Recitals	Stockholders’ Meeting	Section 5.2(b)
Merger Closing	Section 1.2	subsidiary	Section 8.4(l)
Merger Closing Date	Section 1.2	Superior Proposal	Section 5.6(j)(ii)
Merger Consideration	Section 2.1(b)	Surviving Corporation	Recitals
Merger Sub	Preamble	Takeover Statutes	Section 3.22
NASDAQ	Section 3.5(b)	Tax	Section 3.17(b)(i)
New Plans	Section 5.10(c)	Tax Returns	Section 3.17(b)(ii)
Notice of Superior Proposal	Section 5.6(e)	Termination Date	Section 7.1(b)(i)
Order	Section 3.13	Termination Fee	Section 7.3(a)(i)
Parent	Preamble	Third Party	Section 5.5
Parent Common Stock	Section 2.3(a)	Trademarks	Section 8.4(f)
Parent Disclosure Letter	Article IV	under common control with	Section 8.4(d)
Parent Documents	Section 4.3	Willful Breach	Section 7.2
Parent Material Adverse Effect	Section 4.1
Parent Measurement Price	Section 8.4(i)

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2015 (this “Agreement”), is made by and among Team Health Holdings, Inc., a Delaware corporation (“Parent”), Intrepid Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and IPC Healthcare, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;
WHEREAS, in furtherance of such acquisition, the parties hereto intend that Merger Sub shall merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger (the “Surviving Corporation”);
WHEREAS, the respective boards of directors of the Company and Merger Sub have approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”);
WHEREAS, Parent, as the sole stockholder of Merger Sub, shall, on the date hereof immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger;
WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Article I

THE MERGER
Section 1.1.    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue under the name “Intrepid Healthcare Services, Inc.” as the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware.
Section 1.2.    Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the closing of the Merger (the “Merger Closing”) will take place on the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver of such conditions), at 10:00 a.m. (New York

City time) at the offices of Sidley Austin LLP, 555 West Fifth Street, Suite 4000, Los Angeles, California 90013, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Merger Closing occurs being the “Merger Closing Date”); provided, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, the parties shall not be required to effect the Merger Closing until the earlier of (i) September 30, 2015 (or, if the Required Information is not Compliant as a result of clause (c) or (d) of the definition thereof at such date, then the date on which the Required Information becomes Compliant) and (ii) the final day of any Marketing Period.
Section 1.3.    Effective Time. Simultaneously with the Merger Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”), with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”), in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such subsequent date and/or time as is agreed between the parties and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
Section 1.4.    Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.
Section 1.5.    Certificate of Incorporation and Bylaws.
(a)    At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law, in each case, consistent with the obligations set forth in Section 5.7.
(b)    At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and as provided by Law, in each case, consistent with the obligations set forth in Section 5.7; provided, however, that at the Effective Time the bylaws of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Intrepid Healthcare Services, Inc.”
Section 1.6.    Board of Directors. Each of the parties hereto shall take all necessary action to ensure that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation effective as of, and immediately following, the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 1.7.    Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 2.1.    Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:
(a)    Cancellation of Company Securities. Each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) held by the Company as treasury stock or held by Parent or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(b)    Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares described in Section 2.1(a) and, except as provided in Section 2.6, the Dissenting Shares) shall be converted into the right to receive an amount in cash equal to $80.25 per share, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.
(c)    Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.
(d)    Adjustments. Without limiting the other provisions of this Agreement and subject to Section 5.1(a), if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of Shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be proportionately adjusted to reflect such change.

Section 2.2.    Exchange of Certificates.
(a)    Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 2.1(b). As of or immediately following the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash in immediately available funds in an amount sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.1(b) (such cash amount excluding any interest or other earnings thereon, collectively, the “Payment Fund”). In the event the Payment Fund shall be insufficient to make the payments contemplated by Section 2.1(b), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has funds sufficient to make such payments. Parent shall cause the Payment Fund to be (i) held for the benefit of the holders of Company Common Stock (including Company Restricted Stock) and (ii) applied promptly to making the payments pursuant to Section 2.1(b) and Section 2.3(b). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 and Section 2.3(b), except as expressly provided for in this Agreement.
(b)    Letters of Transmittal. As promptly as practicable following the Effective Time (and, in any event, not later than the second (2nd) Business Day thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (excluding shares described in Section 2.1(a) and, except as provided in Section 2.6, the Dissenting Shares) (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent or, with respect to Book-Entry Shares, receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request, and which letter of transmittal shall be in the form and have such other provisions as Parent and the Surviving Corporation may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable in respect of the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares pursuant to this Agreement.
(c)    Surrender of Certificates; Payment. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent or receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request with respect to Book-Entry Shares, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed or delivered by wire transfer, as elected by the surrendering holder, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request with respect to Book-Entry Shares, together with the letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of the holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the registered holder of the Company Common Shares formerly represented by the Certificates or Book-Entry Shares surrendered in exchange therefor, it shall be a condition to such payment that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.
(d)    Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent as general creditor thereof for payment of their claims for Merger Consideration, without interest, to which such holders may be entitled.
(e)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any transnational, United States (federal, state or local) or foreign government, or any governmental, regulatory, police, executive, taxing, judicial or administrative authority, department, court, tribunal, board, bureau, official, arbitral body, agency, commission or any non-governmental self-regulatory authority (including any stock exchange) (each, a “Governmental Authority”), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
(f)    Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article II, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock (including Company Restricted Stock) in an amount sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.1(b) and Section 2.3(b) and (ii) such investments shall only be in short-term obligations of the United States of America with maturities of no more than thirty days (30) or guaranteed by the United

States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.
Section 2.3.    Company Equity Awards. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time (as defined below), the board of directors of the Company (the “Company Board”) (or a duly constituted committee thereof) shall adopt such resolutions and take all such other actions that do not involve payments by the Company (other than any payments contemplated or required hereunder) as may be required to provide for the following:
(a)    Treatment of Options. As of the Effective Time, each option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan or otherwise (each, a “Company Option”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase from Parent, on the same terms and conditions as were applicable to such Company Option, that number of shares of common stock of Parent, par value $0.01 (the “Parent Common Stock”) (rounded down to the nearest whole share) equal to (x) the product of (A) the number of shares of Company Common Stock subject to such Company Option and (B) the quotient obtained by dividing (i) the Merger Consideration by (ii) the Parent Measurement Price (such quotient, the “Exchange Ratio”), at an exercise price per Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per share of Company Common Stock subject to such Company Option by (ii) the Exchange Ratio (each, as so adjusted, a “Converted Parent Option”); provided, that in the case of any Company Options to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. All rounding described in this Section 2.3(a) shall be done on an aggregate basis. The Converted Parent Options shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Equity Plans or an applicable award agreement) as the Company Options and otherwise shall have the same terms and conditions as were applicable to such Company Options; provided, that Parent shall convert Company Options into Converted Parent Options in a manner that would not cause the Converted Parent Options to be treated as the grant of a new stock right for purposes of Section 409A of the Code.
(b)    Treatment of Restricted Stock. As of immediately prior to the Effective Time, each outstanding share of Company Common Stock granted pursuant to a Company Equity Plan or otherwise and subject to restrictions on transfer and/or forfeiture (other than any Company Performance Award) (“Company Restricted Stock”), shall become vested and all restrictions thereon shall lapse, in each case, in accordance with the terms of the equity plan and/or award agreement governing such Company Restricted Stock as in effect on the date hereof, and upon the Effective Time, each such share of Company Restricted Stock shall be cancelled and converted into the right to receive the Merger Consideration, less any required withholding Taxes, in accordance with the procedures set forth in Section 2.1(b); provided that, to the extent a Company Restricted Stock would not otherwise vest in accordance with the terms of the equity plan and/or award agreement such Company Restricted Stock shall be converted into that number of shares of restricted stock of Parent Common Stock (the “Converted Restricted Stock”) equal to the product of (A) the number of shares of Company Common Stock subject to such award of Company Restricted Stock and (B) the Exchange Ratio. Any Converted Restricted Stock issued pursuant to this Section 2.3(b) shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Equity Plans or an applicable award agreement) as the Company Restricted Stock and otherwise shall have the same terms and conditions as were applicable to such Company Restricted Stock.
(c)    Treatment of Time-Vesting Restricted Stock Units. At the Effective Time, each Company restricted stock unit (other than any Company Performance Award) that is outstanding immediately prior to the Effective Time (each, a “Company Restricted Stock Unit”), whether or not then vested, shall be converted into that number of restricted stock units of Parent Common Stock (“Converted Restricted Stock Unit”) equal to the product of (A) the number of shares of Company Common Stock subject to such award of Company Restricted Share Units and (B) the Exchange Ratio. Any Converted Restricted Stock Units issued pursuant to this Section 2.3(c) shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Equity Plans or an applicable award agreement) as the Company Restricted Stock Units and otherwise shall have the same terms and conditions as were applicable to such Company Restricted Stock Unit. Notwithstanding the foregoing, with respect to any Company Restricted Stock Unit that is vested or vests upon the Effective Time and would otherwise be settled in accordance with the terms of such Company Restricted Stock Unit upon the Effective Time, such Company Restricted Stock Unit shall be cancelled at, the Effective Time (each, a “Cancelled RSU”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Cancelled RSU, as soon as reasonably practicable after the Effective Time (or such later time as required by the applicable award agreement, any deferral agreement with respect to such Company Restricted Stock Unit or as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code), an amount in cash, without interest and less any required withholding Taxes, equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Cancelled RSU.
(d)    Treatment of Performance Awards. At the Effective Time, each Company performance-based restricted stock unit award, that is outstanding immediately prior to the Effective Time (each, a “Company Performance Award” and, collectively with the Company Options, Company Restricted Stock and Company Restricted Stock Units, the “Company Equity Awards”), shall be converted into that number of restricted stock units of Parent Common Stock (“Converted Performance Award”) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Performance Awards (provided, that if the performance period ends on or prior to the Effective Date, in accordance with the terms of any award agreement, this (A) shall equal the number of shares of Company Common Stock resulting from the achievement of the performance goals through the Effective Time) and (B) the Exchange Ratio. Any Converted Performance Awards issued pursuant to this Section 2.3(d) shall be subject to the same terms and conditions as were applicable to such Company Performance Award; provided, however, vesting provisions relating to achievement of performance targets shall be subject to revision, in the reasonable discretion of Parent, following the Closing in order to appropriately reflect the acquisition by Parent and changes to the business of the Company as a result thereof. Notwithstanding the foregoing, with respect to any Company Performance Award that vests and would otherwise be settled in accordance with the terms of such Company Performance Award upon the Effective Time, such Performance Award shall be cancelled at, the Effective Time (each, a “Cancelled Performance Award”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Cancelled Performance Award, as soon as reasonably practicable after the Effective Time (or such later time as required by the applicable award agreement, any deferral agreement with respect to such Company Performance Award or as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code), an amount in cash, without interest and less any required withholding Taxes, equal to the product of (1) the Merger Consideration and (2) the number of shares of Company Common Stock subject to such Cancelled Performance Award in accordance with the terms of such award agreements.
(e)    Except as set forth on Section 2.3(e) of the Company Disclosure Letter, the Company Equity Awards shall be converted in accordance with Sections 2.3(a) through 2.3(d) of this Agreement.
(f)    Parent shall take all corporate action necessary to reserve for future issuance a number of shares of Parent Common Stock sufficient for delivery upon exercise or settlement of the Converted Parent Options, Converted Restricted Stock, Converted Restricted Stock Units and Converted Performance Awards. As soon as practicable after the Effective Time, Parent shall file with the SEC an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to the Converted Parent Options, Converted Restricted Stock, Converted Restricted Stock Units and Converted Performance Awards and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Parent Options, Converted Restricted Stock, Converted Restricted Stock Units and Converted Performance Awards remain outstanding.
Section 2.4.    ESPP. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board shall adopt such resolutions and take such other actions (including, if appropriate, amending the terms of the IPC The Hospitalist Company, Inc. Nonqualified Employee Stock Purchase Plan, Amended and Restated (the “ESPP”)) that may be necessary or required under the ESPP and applicable Law to ensure that (A) except for the offering period under the ESPP that commenced on January 1, 2015 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement; (B) if, with respect to the Final Offering, the Effective Time shall occur prior to December 31, 2015 (which is the Exercise Date, as defined in the ESPP), (i) each individual participating in the Final Offering shall receive notice of the Merger no later than 15 Business Days prior to the Effective Time and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP, (ii) the Final Offering shall end immediately prior to the Effective Time, and (iii) any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following such termination; (C) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Common Stock in accordance with and subject to the terms of the ESPP as of the end of the Final Offering; and (D) the ESPP shall terminate in its entirety immediately prior to the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.
Section 2.5.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
Section 2.6.    Dissenting Shares. Notwithstanding Section 2.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly demanded appraisal under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation, and the aggregate Merger Consideration (and Payment Fund) shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Merger Closing Date. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any of the shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL or other applicable Law and received by the Company or its Representatives with respect thereto, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL or other applicable Law. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment or agree to make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, approve any withdrawal of any such demands or agree or commit to do any of the foregoing.
Section 2.7.    No Further Ownership Rights. All cash paid upon the surrender of Certificates and/or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and/or Book-Entry Shares. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 2.8.    Withholding. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be timely paid to the applicable taxing authority and shall be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (a) the forms, statements, schedules, reports or other documents (including exhibits and all information incorporated by reference therein) filed or furnished on or after January 1, 2014 and prior to the date hereof by the Company with or to the SEC (collectively, including any amendments thereto, to the extent available on the SEC’s EDGAR system prior to the date hereof, the “Filed Company SEC Documents”), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but being understood and agreed that this clause (a) shall not apply to any of Section 3.3, Section 3.4, Section 3.9, Section 3.11(b), Section 3.21, Section 3.22, Section 3.23 or Section 3.24, or (b) the corresponding section of the separate disclosure letter (it being understood that disclosure of any item in any section of such disclosure letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face (other than Section 3.3, Section 3.4, Section 3.9, Section 3.11(b), Section 3.21, Section 3.22, Section 3.23 or Section 3.24, which matters shall only be disclosed by specific disclosure in the respective corresponding section of such disclosure letter)) delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as follows:
Section 3.1.    Organization and Qualification; Subsidiaries.
(a)    Each of the Company, its subsidiaries and Affiliated Entities is a corporation or legal entity duly organized or formed, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing), under the Laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company, its subsidiaries and its Affiliated Entities is duly qualified or licensed as a foreign corporation or legal entity to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Affiliated Entities” means any affiliated entity of the Company or its subsidiaries, including any professional corporation, partnership or association, the results of which are consolidated with those of the Company in the Company’s consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).
(b)    Section 3.1(b) of the Company Disclosure Letter sets forth a list of each subsidiary and Affiliated Entity of the Company. Section 3.1(b) of the Company Disclosure Letter also sets forth the jurisdiction of organization of each subsidiary and Affiliated Entity of the Company and the class, number and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its subsidiaries and any other Person. Except for such subsidiaries disclosed in Section 3.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person.
(c)    For purposes of this Agreement, “Company Material Adverse Effect” means any change, event, circumstance, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other changes, events, circumstances, effects or occurrences, (1) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its subsidiaries and Affiliated Entities taken as a whole, or (2) would prevent or materially impair or delay the transactions contemplated by this Agreement, other than (in the case of clause (1) above) any change, event, circumstance, effect or occurrence resulting from (i) changes in general economic, business or geopolitical conditions, or in the financial, credit or securities markets in general (including changes in interest rates or exchange rates) in any country or region in which the Company or any of its subsidiaries or Affiliated Entities conducts business; (ii) general changes or developments in the industries in which the Company or its subsidiaries or Affiliated Entities operate; (iii) changes, after the date of this Agreement, in Laws applicable to the Company, its subsidiaries, Affiliated Entities or any of their respective properties or assets or changes, after the date of this Agreement, in GAAP or rules and policies of the Public Company Accounting Oversight Board; (iv) any natural or man-made disasters or acts of war (whether or not declared), sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof, in each case occurring after the date of this Agreement; (v) any change in the market price or trading volume of the Shares, in and of itself, or any failure to meet internal or published projections, forecasts, budgets, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying cause of any such change or failure shall not be excluded pursuant to this exception (v)); (vi) any loss of, or change in, the relationship of the Company or any of the Company’s subsidiaries or Affiliated Entities, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or venture partners arising out of or related to the announcement or performance of this Agreement or the identity of Parent, other than for purposes of the representations in Section 3.5 and the related closing condition in Section 6.2(a) and termination right in Section 7.1(d); or (vii) any litigation initiated by stockholders of the Company arising from allegations of a breach of fiduciary duty or other violation of applicable Law solely arising out of or relating to this Agreement or the transactions contemplated by this Agreement; except in the cases of clauses (i), (ii), (iii) and/or (iv) above, to the extent that the

Company and its subsidiaries and Affiliated Entities, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries and Affiliated Entities operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect). For the avoidance of the doubt, notwithstanding anything disclosed in the Company SEC Documents or the Company Disclosure Letter, neither (i) the receipt of notice following the date of this Agreement from any Governmental Authority of a criminal investigation relating to the Company’s or any of its subsidiaries’, Affiliated Entities’ or Affiliated Providers’ participation in any state or federal healthcare programs or (ii) the receipt of notice following the date of this Agreement of the initiation of any criminal, civil or administrative action under any federal or state debarment authority relating to the Company’s or any of its subsidiaries’, Affiliated Entities’ or Affiliated Providers’ ability to participate in any state or federal healthcare programs shall be excluded from the determination of whether or not a Company Material Adverse Effect exists.
Section 3.2.    Certificate of Incorporation and Bylaws. The Company has made available to Parent complete and correct copies of the certificate of incorporation (as amended to date, the “Certificate of Incorporation”) and bylaws (as amended to date, the “Bylaws”) of the Company and the equivalent organizational or governing documents of each “significant subsidiary” (as defined below), as currently in effect. The Certificate of Incorporation and the Bylaws are in full force and effect on the date of this Agreement. None of the Company or any of its “significant subsidiaries”, its Affiliated Entities or, to the knowledge of the Company, any of the other parties thereto, is in violation of any provision of such organizational or governing documents, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.3.    Capitalization.
(a)    The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 15,000,000 shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”). At the close of business on August 2, 2015 (the “Measurement Date”), (i) 17,416,132 shares of Company Common Stock (including Company Restricted Stock) were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding and (iii) no shares of Company Common Stock were held in treasury. No subsidiary of the Company owns any Company Common Stock. As of the Measurement Date, there were (i) 530,469 shares of Company Common Stock reserved for issuance and not subject to grants of equity awards under the 1997 Equity Participation Plan of Inpatient Consultants Management, Inc. (n/k/a IPC The Hospitalist Company, Inc.), as amended from time to time, the 2002 Equity Participation Plan of Inpatient Consultants Management, Inc. (n/k/a IPC The Hospitalist Company, Inc.), the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan and the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan, amended as of May 30, 2012 (collectively, the “Company Equity Plans”), (ii) 90,285 shares of Company Common Stock remaining available for issuance under the ESPP, of which 37,224 shares of Company Common Stock are reserved for issuance under the Final Offering period of the ESPP, (iii) outstanding Company Options to purchase 1,183,508 shares of Company Common Stock, (iv) 6,625 shares of Company Restricted Stock outstanding, (v) 210,647 Company Restricted Stock Units outstanding, and (vi) 220,442 Company Performance Awards outstanding (assuming the performance targets associated with Company Performance Awards will be met at the maximum level). The maximum number of shares of Common Stock which could be purchased pursuant to the ESPP at the end of the Final Offering period in accordance with Section 2.4, assuming the maximum permissible amount of contributions accumulated under the ESPP through the end of such Final Offering period in accordance with the terms thereof, and assuming a price per share of Common Stock determined in accordance with the terms of the ESPP is 37,224. Except as set forth above, as of the Measurement Date, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities or to receive any benefits or compensation based on the value of the Company Common Stock were issued, committed to, granted, reserved for issuance or outstanding. From the close of business on the Measurement Date until the date of this Agreement, no shares of capital stock of the Company, no capital stock or other equity interests of any of the Company’s subsidiaries or Affiliated Entities and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company, or capital stock or other equity interests of any of the Company’s subsidiaries or Affiliated Entities, have been issued, other than shares of Company Common Stock issued upon the exercise, vesting or settlement of any Company Equity Award outstanding as of the close of business on the Measurement Date.
(b)    Section 3.3(b) of the Company Disclosure Letter sets forth, as of the Measurement Date, (i) each outstanding Company Equity Award and (ii) the exercise price of each Company Option. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to this Agreement, the Company Equity Plans or the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.
(c)    Except as set forth above, in Section 3.3(c) of the Company Disclosure Letter and except as expressly permitted under Section 5.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries or Affiliated Entities is a party or by which the Company or any of its subsidiaries or Affiliated Entities is bound obligating the Company or any of its subsidiaries or Affiliated Entities (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or Affiliated Entities, (ii) obligating the Company or any of its subsidiaries or Affiliated Entities to issue, grant, extend or enter into any such security, option, warrant, call, right or contract, (iii) to redeem, repurchase or otherwise acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or Affiliated Entities or (iv) to make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than funds to or investments in a wholly-owned subsidiary of the Company in the ordinary course of business).
(d)    Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and all such shares are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all limitations in voting rights and

Liens (other than restrictions imposed by applicable securities Laws). All of the equity interests (including partnership interests and limited liability company interests) of the Company’s subsidiaries are owned by the Company or its direct or indirect wholly-owned subsidiaries. No subsidiary or Affiliated Entity of the Company owns any shares of Company Common Stock. The outstanding equity interests of each Affiliated Entity are subject to a succession agreement that prohibits the sale or transfer of such equity interest to non-physicians and provides for the repurchase of such equity interests by the Affiliated Entity for a nominal amount upon the occurrence of certain events.
(e)    There are no stockholder agreements, registration agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries or Affiliated Entities is a party and by which the Company or any of its subsidiaries or Affiliated Entities is bound, with respect to the voting or registration of the capital stock or other equity interest of the Company or any preemptive rights with respect thereto.
Section 3.4.    Authority Relative to Agreement.
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
(b)    The Company Board has (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of the Company, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (iv) resolved, subject to Section 5.3 and Section 5.6, to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger.

Section 3.5.    No Conflict; Required Filings and Consents.
(a)    None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (i) subject to obtaining the Requisite Stockholder Approval, conflict with or violate (x) the Certificate of Incorporation or Bylaws or (y) the organizational or governing documents of any of the Company’s subsidiaries that are classified as “significant subsidiaries” under Rule 1-02(w) of Regulation S-X promulgated by the SEC (each such subsidiary, a “significant subsidiary”), (ii) assuming the consents, approvals and authorizations specified in Section 3.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its significant subsidiaries or by which any property or asset of the Company or any of its significant subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, claim, mortgage, encumbrance, pledge, security interest or charge of any kind (collectively, “Liens”), other than any Permitted Lien, upon any of the properties or assets of the Company or any of its significant subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its significant subsidiaries is bound, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Permitted Lien” shall mean (A) any Lien for Taxes not yet due, or for Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Company SEC Documents, (B) Liens securing indebtedness or liabilities that are reflected in the Filed Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (C) such Liens or other imperfections of title, if any, that would not have, individually or in the aggregate, a Company Material Adverse Effect, including (1) easements or claims of easements whether or not shown by the public records, immaterial boundary line disputes, overlaps, encroachments and any similar immaterial matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (2) rights of parties in possession and (3) title to any portion of the premises lying within the right of way or boundary of any public road or private road (but, in any event, excluding Liens securing indebtedness), (D) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (E) Liens disclosed on existing title reports or existing surveys, (F) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business, (G) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business and (H) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof.

(b)    None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement or the Company’s compliance with any of the provisions of this Agreement will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of (A) the Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”), (B) state securities or “blue sky” laws (collectively, “Blue Sky Laws”), (C) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, including the rules and regulations thereunder, the “HSR Act”) and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (collectively with the HSR Act, “Antitrust Laws”), (D) the DGCL and (E) the rules of the Nasdaq Stock Market (“NASDAQ”) and (ii) where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.6.    Permits and Licenses. Each of the Company and its subsidiaries, Affiliated Entities and Affiliated Providers is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders necessary for the Company or any of its subsidiaries and Affiliated Entities to own, lease and operate the properties of the Company and its subsidiaries and Affiliated Entities or to carry on its business as it is now being conducted (the “Company Permits”), and no restriction, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.7.    Compliance with Laws.
(a)    The Company and its subsidiaries, Affiliated Entities and Affiliated Providers are and, in the two (2) years preceding the date hereof, have been, and have been conducted, in compliance with, and have not received written notice of any default or violation of, any Laws (or internal and posted policies with respect to data privacy and security) applicable to the Company or any of its subsidiaries and Affiliated Entities or by which any property, right or asset of the Company or any of its subsidiaries and Affiliated Entities is bound or affected, in each case, except for instances of non-compliance, default or violation that would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Since January 1, 2013, neither the Company, any of its subsidiaries or Affiliated Entities nor any director, officer or, to the knowledge of the Company, Affiliated Provider, employee, or agent of the Company or any of its subsidiaries or Affiliated Entities has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to an act by any Governmental Authority, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment under any applicable Law. Since January 1, 2013, neither the Company nor any of its subsidiaries or Affiliated Entities has disclosed to any

Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery or similar matters.
Section 3.8.    Company SEC Documents; Financial Statements.
(a)    Since January 1, 2013, the Company has filed with or otherwise transmitted to the SEC all material forms, statements, schedules, reports or other documents (including exhibits and all information incorporated by reference therein) required to be filed or furnished by the Company with or to the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, prior to the date hereof, as of the date of the last such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, documents, statements, certifications or reports with the SEC. There are no outstanding or unresolved comments in comment letters received from the SEC by the Company. As of the date hereof, to the knowledge of the Company, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents, and to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
(b)    The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries and Affiliated Entities as of the respective dates thereof and their consolidated results of operations and consolidated cash flows and changes in stockholders’ equity for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and applicable accounting requirements and published rules and regulations of the SEC.
(c)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and the listing application and other rules and regulations of NASDAQ. Since January 1, 2013, neither the Company nor any of its subsidiaries or Affiliated Entities has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its subsidiaries or Affiliated Entities. There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries or Affiliated Entities to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Neither the Company nor any of its subsidiaries or Affiliated Entities is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.9.    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its subsidiaries or Affiliated Entities expressly for inclusion or incorporation by reference in the proxy statement relating to the adoption by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.10.    Disclosure Controls and Procedures; Internal Controls.
(a)    The Company has established and maintains a system of disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.
(b)    Since January 1, 2013, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation of internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)), to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
Section 3.11.    Absence of Certain Changes or Events. Since December 31, 2014 (a) through the date of this Agreement, except for actions taken in connection with the negotiation of and preparation to enter into this Agreement, the businesses of the Company and its subsidiaries and Affiliated Entities have been conducted in all material respects in the ordinary course of business consistent with past practice and have not taken any action that if occurred after the date hereof would require the consent of Parent pursuant to the terms of Sections 5.1(a)(viii), (xiv), or (xvi) hereof and (b) there has not been any change, event, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.12.    No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries or Affiliated Entities has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, except (a) as reflected or reserved against in the Company’s financial statements as of December 31, 2014 (as amended or restated prior to the date of this Agreement, if applicable) or the notes thereto included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2014, (b) as reflected or reserved against in the Company’s financial statements as of June 30, 2015 (as amended or restated prior to the date of this Agreement, if applicable) or the notes thereto included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended June 30, 2015, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2015, (d) for liabilities arising under the terms of any Company Material Contract or Company Permit in each case in effect as of the date hereof and binding upon the Company or any of its subsidiaries or Affiliated Entities (in each case, other than with respect to any breach or default thereunder) and (e) for liabilities and obligations which would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.13.    Absence of Litigation. There is no claim, action, proceeding, suit, hearing, arbitration, or investigation (civil, criminal, administrative or otherwise) (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or Affiliated Entities, or any of their respective properties or assets at law or in equity, and there are no decrees, orders, judgments, injunctions, temporary restraining orders or other orders in any suit or proceeding (each, an “Order”), by or before any arbitrator or Governmental Authority, in each case, as would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries or Affiliated Entities is a party to, or subject to, the provisions of any judgment, order, writ, injunction, decree, or award of any Governmental Authority that would, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.14.    Employee Benefit Plans.
(a)    Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan, except for (i) any employment or independent contractor, agreement with an employee or independent contractor whose annual base and incentive compensation or annual fee, as applicable, is less than $150,000 and that does not deviate in any material respect from the form employment agreement or independent contractor agreement, as applicable, and (ii) any standard offer letter provided to employees in the ordinary course that does not deviate in any material respect from the form of offer letter. For purposes of this Agreement, “Company Benefit Plan ” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”)) and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, equity-based compensation, compensation, deferred compensation, employment, bonus or other incentive compensation, severance, change of control, retention, employee loan, fringe benefits or other benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or its subsidiaries for the benefit of any current or former employee, individual independent contractor or director of the Company or its subsidiaries or Affiliated Entities or with respect to which the Company or its subsidiaries or Affiliated Entities could have liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in compliance in all respects with its terms and applicable Law, including, but not limited to, ERISA and the Internal Revenue Code of 1986 (as amended, the “Code”) and (ii) there are no pending, or the knowledge of the Company threatened, investigations by any Governmental Authority, termination proceedings or other claims (except routine individual claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan.
(b)    At no time during the six (6)-year period prior to the date of this Agreement has the Company or any subsidiary of the Company or any of their respective ERISA Affiliates sponsored, maintained, contributed to or has been required to contribute to or had any obligations or liabilities under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including (i) any multiemployer pension plan (as defined in Section 3(37) of ERISA) or (ii) any pension plan subject to Title IV of ERISA. No event has occurred and to the knowledge of the Company, as of the date hereof, no circumstance exists that would reasonably be expected to give rise to material liability under Title IV of ERISA or Section 412 of the Code. For purposes of this Agreement, “ERISA Affiliate ” means any corporation or other trade or business that is, or at any relevant time was, required to be treated as a single employer with the Company or any subsidiary of the Company under Section 4001 of ERISA or Section 414 of the Code.
(c)    The Company has made available or delivered to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of all Company Benefit Plans and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent IRS determination or opinion letter, (iii) the summary plan description, including any material modifications; and (iv) the most recent audited financial statements and Form 5500, including all schedules, exhibits and attachments thereto, if any.
(d)    No Company Benefit Plan provides welfare benefits or coverage beyond termination of employment, other than (i) to the extent required under Part 6 of Subtitle B of Title I of ERISA or any similar state law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), or (iii) benefits provided for a period of not more than eighteen (18) months following termination of employment or during any period during which the former employee is receiving severance pay.
(e)    The consummation of the transactions contemplated by this Agreement, or of any of them, will not, alone or when considered in conjunction with any other event, result in (i) the payment of any “excess parachute payment” as that term is defined in Section 280G of the Code or any amount payable that would be nondeductible under Sections 280G or 162(m) of the Code, (ii) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (iii) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase in the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans. Except as set forth on Section 3.14(e) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or is bound by any agreement, plan, program or arrangement which would require the Company or any subsidiary to pay, reimburse or indemnify any employee, director or individual independent contractor of the Company or any of its subsidiaries or Affiliated Entities for any excise tax imposed under Section 4999 of the Code incurred with respect to, or resulting from, any of the transactions contemplated by this Agreement.

Section 3.15.    Labor Matters. (i) There is no work slowdown, strike, picket, or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to employees of the Company or any of its subsidiaries or Affiliated Entities, (ii) the Company is not a party to any collective bargaining agreement or similar agreement or arrangement with any labor union, and no labor representation petition has been filed or proceedings instituted or threatened by or on behalf of any employee or group of employees of the Company or any of its subsidiaries or Affiliated Entities and (iii) no unfair labor practice charge or complaint is pending or, the Company’s knowledge, threatened, against the Company or any of its subsidiaries or Affiliated Entities before the National Labor Relations Board. To the Company’s knowledge, as of the date of this Agreement, there is not any activity or proceeding by any labor union (or representative thereof) or employee group to organize employees of the Company or any of its subsidiaries or Affiliated Entities, and no union or other labor organization represents any employees of the Company or any of its subsidiaries or Affiliated Entities. Since January 1, 2013, the Company has complied with all Laws relating to the employment of labor, including without limitation any Laws relating to discrimination and other equal employment opportunities, wages, hours, the classification of employees as exempt or non-exempt for overtime purposes, or the classification of individuals as independent contractors or consultants, except where non-compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.16.    Intellectual Property.
(a)    Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) applications and/or registrations of (A) Patents, (B) Trademarks, (C) Copyrights and (D) domain names and (ii) material unregistered Software (other than any off-the-shelf, commercially available Software), in each case, owned or co-owned by Company or any of its subsidiaries and Affiliated Entities, specifying as to each such item, as applicable, the owner of record (and co-owner, where applicable), jurisdiction of application and/or registration, the application and/or registration number, the date of application or registration, and the status of application or registration.
(b)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries and Affiliated Entities own or have the right to use all worldwide Intellectual Property that is material to the business of the Company and its subsidiaries and Affiliated Entities as currently conducted and (ii) neither the Company nor any of its subsidiaries or Affiliated Entities has received, since January 1, 2013, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any Intellectual Property owned (in whole or part) by the Company or any of its subsidiaries or Affiliated Entities (“Company IP”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its subsidiaries or Affiliated Entities is the sole and exclusive owner of all Intellectual Property set forth in Section 3.16(a) of the Company Disclosure Letter and such items set forth in Section 3.16(a)(i) of the Company Disclosure Letter are unexpired, subsisting, valid and enforceable.
(c)    The conduct of the business of the Company and its subsidiaries and Affiliated Entities as currently conducted does not infringe or misappropriate any Intellectual Property of any other person, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the

Company or any of its subsidiaries or Affiliated Entities has received, since January 1, 2013, any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation by the Company or any of its subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, no other person has infringed or misappropriated any Company IP since January 1, 2013, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    The Company and its subsidiaries and Affiliated Entities have a policy to secure and have secured, the assignment of any material Company IP pursuant to a written agreement, from all employees, consultants, contractors, inventors, authors or other persons who contribute or have contributed to the creation or development of any material Company IP that does not automatically vest with the Company or its subsidiaries and Affiliated Entities by operation of law, except for any absence of assignment of material Company IP that would not have, individually or in the aggregate, a Company Material Adverse Effect.
(e)    The Company and its subsidiaries and Affiliated Entities have taken commercially reasonable steps to (i) maintain the security, integrity and continuous operation of their material Software and systems, and, to the knowledge of the Company, there have been no material breaches, outages or unauthorized accesses of same and (ii) preserve the confidentiality of confidential and non-public information, including personally identifiable information of any natural persons, individually identifiable health information defined as “protected health information” under 45 C.F.R. 160.103, and any other data obtained from customers, employees and other third parties which the Company or its subsidiaries and Affiliated Entities are obligated to maintain in confidence (collectively, “Confidential Data”) that is collected, used, stored, transmitted, disclosed, disposed of, owned or held by the Company or any of its subsidiaries and Affiliated Entities, and any collection, use, storage, transmission, disclosure or disposal by Company or its subsidiaries and Affiliated Entities of such Confidential Information to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful, except where the failure to take any of the aforementioned actions would not have, individually or in the aggregate, a Company Material Adverse Effect.
(f)    No material Company IP is subject to any obligation by a standard-setting organization or similar body to grant a license to any other person or was developed, in whole or in part, pursuant to or under any contract with any Governmental Authority.
Section 3.17.    Taxes.
(a)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its subsidiaries and Affiliated Entities have duly and timely filed (taking into account any extensions of time for filing) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects, (b) the Company and each of its subsidiaries and Affiliated Entities have timely paid all Taxes due and payable (whether or not shown on such Tax Returns), except Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents, (c) there are no material audits, examinations, investigations or other proceedings in respect of income or other material Taxes of the Company or any of its subsidiaries or Affiliated Entities that are in progress, (d) no material deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any of its subsidiaries or Affiliated Entities, (e) neither the Company nor any of its subsidiaries or Affiliated Entities has consented to extend the time in which any material Tax may be assessed or collected by any taxing authority, (f) there are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its subsidiaries or Affiliated Entities, (g) all material Taxes that the Company and its subsidiaries and Affiliated Entities have been required to collect or withhold have been duly collected or withheld and to the extent required, have been duly paid to the proper taxing authority, (h) neither the Company nor any of its subsidiaries or Affiliated Entities has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4, (i) no written claim has been made by any taxing authority in a jurisdiction where the Company or any of its subsidiaries or Affiliated Entities, as the case may be, does not file Tax Returns that the Company or any of such subsidiaries or Affiliated Entities is or may be subject to Tax by that jurisdiction, (j) neither the Company nor any of its subsidiaries or Affiliated Entities has been a member of any “affiliated group” as defined in Section 1504 of the Code (other than an affiliated group the common parent of which was the Company) filing a consolidated United States federal income Tax Return or other group filing a consolidated, combined, affiliated, unitary or similar income Tax Return, (k) neither the Company nor any of its subsidiaries or Affiliated Entities has any liability for Taxes of any other person (other than the Company or any of its subsidiaries or Affiliated Entities) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, or otherwise, (l) neither the Company nor any of its subsidiaries or Affiliated Entities is a party to or bound by any Tax sharing, Tax indemnity or similar agreement or arrangement (in each case, other than ancillary provisions in commercial agreements that do not relate primarily to Taxes entered into in the ordinary course of the business of the Company, any subsidiary of the Company or any Affiliated Entity), and (m) neither the Company nor any of its subsidiaries or Affiliated Entities was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.
(b)    For purposes of this Agreement:
(i)    “Tax” or “Taxes” shall mean any and all taxes, fees, levies, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to such amounts) imposed by any taxing authority.
(ii)    “Tax Returns” shall mean returns, reports, information statements, claims for refund, declarations of estimated Taxes and similar filings, including any schedule or attachment thereto and any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other taxing authority.
Section 3.18.    Material Contracts. Except as disclosed in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries or Affiliated Entities is a party to or bound by (i) any “material contract” (as such term is defined in item 601(b)(10)

of Regulation S‑K promulgated under the Securities Act), (ii) any contract that materially restricts the Company or any of its subsidiaries of Affiliated Entities (or purports to restrict their respective affiliates) from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company or any of its subsidiaries or Affiliated Entities (or purports to restrict their respective affiliates) following a change in control of the Company, (iii) any partnership, joint venture or other similar agreement or arrangement to which the Company or any of its subsidiaries or Affiliated Entities is a party and that is material to the Company or any of its subsidiaries or Affiliated Entities, (iv) any customer contract that contains exclusivity or “most favored nation” obligations or similar restrictions binding on the Company or any of its subsidiaries or Affiliated Entities, (v) any contract granting any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its subsidiaries or Affiliated Entities to a person other than the Company or any of its subsidiaries or Affiliated Entities, (vi) any contract (other than those related to ordinary course of business employment or incentive arrangements that are listed on Section 3.14(a) of the Company Disclosure Letter) that involves any director, executive officer or 5% or greater shareholder of the Company or any of its subsidiaries or Affiliated Entities (or, to the knowledge of the Company, any of his or her or its affiliates or associates), including all master services agreements and succession agreements involving any Affiliated Entity, (vii) any license agreement or other material agreement (other than non-exclusive license agreements entered into with customers in the ordinary course of business consistent with past practice) related to Intellectual Property (each such contract, a “Company Material Contract”). Each Company Material Contract to which the Company or any of its subsidiaries or Affiliated Entities is a party or by which they are bound is (a) a valid and binding obligation of the Company or one of its subsidiaries or Affiliated Entities, as applicable, and, to the knowledge of the Company, is in full force and effect and enforceable against the other party or parties thereto in accordance with its terms (except to the extent that any Company Material Contract expires or has expired in accordance with its terms), and (b) to the knowledge of the Company, a valid and binding obligation of the other parties thereto and is in full force and effect and enforceable against such other parties in accordance with its terms, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any of its subsidiaries or Affiliated Entities has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew or renegotiate in any material respect the terms of any such Company Material Contract. Neither the Company nor any subsidiary or Affiliated Entity of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in material breach of or default under the terms of any Company Material Contract where such material breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19.    Real Property. None of the Company or any of its subsidiaries or Affiliated Entities own any real property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its subsidiaries or Affiliated Entities has a good and valid leasehold interest in each material lease, sublease, sub-sublease, license and other agreement under which the Company or any of its subsidiaries or Affiliated Entities leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property, free and clear of all Liens (other than Permitted Liens). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each real property lease of the Company and its subsidiaries and Affiliated Entities (A) is a valid and binding obligation of the Company or the subsidiary or Affiliated Entity party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (B) to the knowledge of the Company, no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such real property lease.
Section 3.20.    Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies maintained by the Company and its subsidiaries and Affiliated Entities are in full force and effect, and all premiums due and payable thereon have been paid in accordance with the terms of such policies, and (b) neither the Company nor any of its subsidiaries or Affiliated Entities is in breach or default of any of the material insurance policies, and neither the Company nor any of its subsidiaries or Affiliated Entities has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the material insurance policies. During the twelve (12) months preceding the date hereof, neither the Company nor any of its subsidiaries or Affiliated Entities has received any written notice of termination or cancellation (other than non-renewal notices in the ordinary course of business consistent with past practice) or, as of the date hereof, denial of coverage with respect to any material insurance policy currently maintained by the Company or any of its subsidiaries or Affiliated Entities of any material claim made pursuant to any such insurance policy.
Section 3.21.    Opinion of Financial Advisors. The Company Board has received the opinion of each of the Financial Advisors, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the consideration to be received by the holders of Company Common Stock in the Merger, is fair, from a financial point of view, to the holders of Company Common Stock other than Parent, Merger Sub and their affiliates. Promptly after receipt of the written opinions, the Company will deliver copies of such written opinions to Parent solely for informational purposes. It is understood and agreed that each such opinion is solely for the use and benefit of the Company Board and may not be relied on by Parent or Merger Sub.
Section 3.22.    Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.7, the Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law, including Section 203 of the DGCL (collectively, “Takeover Statutes”) inapplicable to this Agreement, the Merger and any other transaction contemplated by this Agreement.
Section 3.23.    Vote Required. The affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to adopt this Agreement or approve the transactions contemplated hereby.
Section 3.24.    Brokers. No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC and Evercore Group L.L.C.) (the “Financial Advisors”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries or Affiliated Entities.
Section 3.25.    Healthcare Regulatory Matters.
(a)    The Company and its subsidiaries, Affiliated Entities and Affiliated Providers (x) are, and since January 1, 2013 have been, in compliance with all health care Laws to the extent applicable to the operations, activities or services of the Company and its subsidiaries, Affiliated Entities and Affiliated Providers or any assets owned or used by them, including all Laws relating to: (i) physician licensure; (ii) the corporate practice of medicine or corporate practice of nursing; (iii) physician fee-splitting; (iv) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, Laws relating to the Company’s and its subsidiaries’, Affiliated Entities and Affiliated Providers participation in any federally funded or other healthcare programs; (v) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient referrals or incentives for healthcare providers generally or under the following statutes: the Federal anti-kickback Law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark Laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (vi) the administration of health care claims or benefits or processing or payment for health care services, treatment or supplies furnished by healthcare providers, including third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (vii) billings to insurance companies, health maintenance organizations and other managed care plans, claims for reimbursement or otherwise related to insurance fraud and abuse; (viii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (ix) any Laws governing the privacy, security, integrity, accuracy, collection, use, transmission, storage or other protection of information about or belonging to actual or prospective participants in the Company’s programs, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d-1329d-8) (“HIPAA”), the Health

Information Technology for Economic and Clinical Health Act (42 U.S.C. 3000 et seq.; Pub. Law 111-5, Division A Title XIII and Division B, Title IV) (the “HITECH Act”), and any comparable state Laws; (x) any state health maintenance organization Laws (including Laws relating to Medicaid and Medicare programs) pursuant to which any of the Company or its subsidiaries, Affiliated Entities or Affiliated Providers is required to be licensed or authorized to transact business; and (xi) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder, collectively referred to as the Affordable Care Act or the “ACA,” including Laws relating to the state and federal exchanges as authorized by Section 1311 of the ACA (collectively, “Health Care Laws” ), (y) have not, since January 1, 2013, engaged in any activities or conduct for which debarment or exclusion from programs funded in whole or in part by a Governmental Authority has been threatened or imposed and (z) have not, since January 1, 2013, received any notice from any Governmental Entity alleging any material non-compliance with such Health Care Laws, except, in each case, where the failure to so comply (x) has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect and (y) would not reasonably be expected to materially impair the ability of the Company to perform its obligations hereunder or to prevent or to materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.
(b)    Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries and Affiliated Entities have implemented compliance programs, including policies and procedures, reasonably designed to cause the Company and its subsidiaries and Affiliated Entities and their respective Affiliated Providers, directors, officers, producers, agents and employees to be in compliance with, to the extent applicable, all Health Care Laws.
(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no third party payment program or Governmental Entity has imposed a fine, penalty or other sanction on the Company or any of its subsidiaries, Affiliated Entities or Affiliated Providers.
(d)    Except where the failure to so comply did not or would not, individually or in the aggregate, result in a Company Material Adverse Effect, each of the Company and its subsidiaries, Affiliated Entities and Affiliated Providers meet all requirements for participation, claims submission and payment of the federally funded healthcare programs and other third party payment programs. Except where it has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company and its subsidiaries, Affiliated Entities, Affiliated Providers or, to the knowledge of the Company, their respective officers, directors, employees, agents and contractors is currently or has been excluded from participation in any such program or has failed to file (excluding where the Company or any of its subsidiaries or Affiliated Entities has made such filing following receipt of notice of a failure to timely file) any material report, statement, document, registration or other filing required to be filed under applicable Health Care Laws.
Section 3.26.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered pursuant to Section 6.2(c), Parent and Merger Sub agree that neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither the Company nor any other person will have or be subject to any liability, except in the case of fraud, or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the electronic data room run by Merrill Corporation and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement (the “Electronic Data Room”) or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or in any certificate delivered pursuant to Section 6.2(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in (a) the forms, statements, schedules, reports or other documents (including exhibits and all information incorporated by reference therein) filed or furnished on or after January 1, 2014 and prior to the date hereof by Parent with or to the SEC (collectively, including any amendments thereto, to the extent available on the SEC’s EDGAR system prior to the date hereof, the “Filed Parent SEC Documents ”), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but being understood and agreed that this clause (a) shall not apply to any of Section 4.3, Section 4.7, or Section 4.8, or (b) the corresponding section of the separate disclosure letter (it being understood that disclosure of any item in any section of such disclosure letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face (other than Section 4.3, Section 4.7 or Section 4.8, which matters shall only be disclosed by specific disclosure in the respective corresponding section of such disclosure letter)) delivered by Parent and Merger Sub to the Company on the date hereof (the “Parent Disclosure Letter”), the Parent and Merger Sub hereby represent and warrant to the Company as follows:
Section 4.1.    Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the Laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failures to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any change, event, effect or circumstance that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement prior to the Termination Date.
Section 4.2.    Certificate of Incorporation, Bylaws, and Other Organizational Documents. Parent has made available to the Company complete and correct copies of the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Merger Sub (collectively, the “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Parent, Merger Sub or, to the knowledge of Parent, any of the other parties thereto are in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.3.    Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement and to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Parent Documents”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and each Parent Document and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub (other than the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the Parent Documents or to consummate the transactions contemplated hereby or thereby, including the Merger (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement and each of the Parent Documents have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
Section 4.4.    No Conflict; Required Filings and Consents.
(a)    None of the execution and delivery of this Agreement or the Parent Documents by Parent and/or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby, including the Merger, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of Parent or Merger Sub, (ii) assuming the consents, approvals and authorizations specified in

Section 4.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    None of the execution and delivery by Parent and Merger Sub of this Agreement or the Parent Documents, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger, or compliance by Parent or Merger Sub with any of the provisions of this Agreement or the Parent Documents will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, any applicable Antitrust Laws, filing and recordation of appropriate merger documents as required by the DGCL and the rules of NASDAQ, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.5.    Absence of Litigation. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of their respective properties or assets, at law or in equity, and there are no Orders by or before any arbitrator or Governmental Authority, in each case, that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.6.    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.7.    Merger Sub Capitalization. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to each of Parent and Merger Sub’s formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
Section 4.8.    Funds. As of the Merger Closing Date, Parent will have, and will cause Merger Sub to have, available the funds necessary to, consummate the transactions contemplated by this Agreement, including payment in cash of the aggregate amount of Merger Consideration payable pursuant to Article II and payment of all related fees and expenses. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.
Section 4.9.    Brokers. No broker, finder or investment banker (other than Citigroup Global Markets Inc. and MTS Health Partners, L.P.) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.10.    Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries or Affiliated Entities. Assuming (i) that the Company is Solvent immediately prior to the Effective Time (and for the avoidance of doubt, before giving effect to the consummation of the transactions contemplated by this Agreement), (ii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (as applicable) and (iii) the accuracy as of the Effective Time of the representations and warranties of the Company in Article III in all material respects (but without giving effect to any knowledge, materiality or Company Material Adverse Effect qualification or exception contained therein), the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, all amounts to be paid pursuant to Section 2.3 and all associated costs and expenses of the Merger (including any repayment or refinancing of indebtedness of the Company required in connection therewith) and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, be Solvent at and immediately after the Effective Time. As used in this Section 4.6, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of a person (on a consolidated basis) will exceed such person’s debts, (b) such person (on a consolidated basis with its subsidiaries) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature in the ordinary course of business and (c) such person (on a consolidated basis with its subsidiaries) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.6, “debt” means any liability on a claim, and “claim” means any (y) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.11.    DGCL Section 203. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has either Parent or Merger Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
Section 4.12.    No Ownership of Company Securities. None of Parent, Merger Sub, or any of their respective subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company, in each case as of the date hereof.
Section 4.13.    WARN Act. As of the date of this Agreement, Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Merger Closing that would require the service of notice under the Working Adjustment and Retraining Notification Act or similar local laws.
Section 4.14.    Agreements with Management. Other than this Agreement, as of the date hereof, there are no contracts, undertakings or agreements between any of Parent or Merger Sub or any of their respective affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of the Company’s affiliates, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.
Section 4.15.    Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub acknowledge that, as of the date hereof and to the knowledge of Parent, they and their Representatives, to their satisfaction, (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company and its subsidiaries and Affiliated Entities which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in any certificate delivered pursuant to Section 6.2(c), (x) neither the Company nor any of its subsidiaries or Affiliated Entities makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement and in any certificate delivered pursuant to Section 6.2(c), (y) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article III or in any certificate delivered pursuant to Section 6.2(c). Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent investigation.
Section 4.16.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and in any certificate delivered pursuant to Section 6.3(c), the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither Parent nor Merger Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate delivered pursuant to Section 6.3(c).

ARTICLE V

COVENANTS AND AGREEMENTS
Section 5.1.    Conduct of Business by the Company Pending the Merger.
(a)    The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (i) as may be required by Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated pursuant to this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, (x) the business of the Company and its subsidiaries and Affiliated Entities shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects, (y) it shall use its reasonable best efforts to keep available the services of the current executive officers and key employees of the Company and each of its subsidiaries and Affiliated Entities and to preserve the current relationships of the Company and each of its subsidiaries and Affiliated Entities with each of the distributors, franchisees, customers, suppliers, Governmental Authorities and other persons with whom the Company or any of its subsidiaries and Affiliated Entities has material business relations and (z) the Company shall not and shall not permit any of its subsidiaries or Affiliated Entities to:
(i)    amend, restate, waive or otherwise change, in any respect, the Certificate of Incorporation or the Bylaws (or, in any material respect, the equivalent organizational or governing documents of any of the Company’s subsidiaries and Affiliated Entities);
(ii)    except for transactions solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, issue, sell, pledge, transfer, dispose, encumber or grant any shares of, or economic, ownership or voting interest of a nature accruing to holders of, its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock; provided, however, that (A) the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of any Company Equity Award issued and outstanding as of the Measurement Date, upon the exercise of rights granted under the ESPP, or as may be granted after the date hereof in accordance with Section 5.1(a)(ii)(B), in each case pursuant to the terms and subject to the limitations (including limitations on shares of Company Common Stock authorized for issuance thereunder) thereof and (B) the Company may issue shares of its capital stock, or grant options, warrants, convertible securities or other rights to acquire shares of its capital stock (including Company Equity Awards) required pursuant to each employment agreement or offer letter as in effect as of the date hereof and set forth on Section 5.1(a)(ii) of the Company Disclosure Letter, or as otherwise set forth on Section 5.1(a)(ii) of the Company Disclosure Letter;
(iii)    declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ or Affiliated Entities’ capital stock or set any record date thereof, other than dividends paid by any subsidiary of the Company to the Company or any wholly owned subsidiary of the Company;
(iv)    except as required pursuant to the terms of Company Benefit Plans as in effect as of the date hereof or as otherwise required by Law, (A) increase the compensation or other benefits payable or to become payable to current or former employees, directors or officers of the Company or any of its subsidiaries or Affiliated Entities, except for increases in cash compensation to employees (other than officers and directors) in the ordinary course of business consistent with past practice, (B) grant any rights to severance or termination pay or other termination benefit, or enter into or amend any employment or severance agreement with, any current or former employees, directors, or officers of the Company or any of its subsidiaries or Affiliated Entities, other than in the ordinary course of business consistent with past practice to employees (other than officers and directors) in connection with promotions or the hiring of new employees (other than officers and directors) or the filling of a vacancy (other than officers and directors), (C) enter into any consulting, bonus, retention, retirement or similar agreement with any employee, officer or director of the Company (including any change to performance targets associated therewith), (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or officers or any of their beneficiaries, except, in each case, such action with respect to current or former employees that would not result in an increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (E) amend or adopt any Company Benefit Plans (other than any such adoption or amendment that is not material to and does not increase the cost to the Company of maintaining such Company Benefit Plan or is required pursuant to the terms of such Company Benefit Plan in effect as of the date of this Agreement) or (F) accelerate the vesting, exercisability or payment of (or waive any performance conditions with respect to) or take any action to fund, any compensation or benefit (including any Company Equity Awards), except as otherwise expressly set forth in this Agreement; or (G) grant any additional equity based awards.
(v)    acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets) or make any investment in any interest in (except in respect of any merger, consolidation, business combination among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries which would not result in a material increase in the Tax liability of the Company or any of its subsidiaries or the Affiliated Entities) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions of hospitalist and related practices and assets in each case in the ordinary course of business and consistent with past practice, such acquisitions not to exceed $60 million in the aggregate; provided, that the Company will provide Parent with prompt notice of the entry into any agreement related to any such acquisition;
(vi)    except for borrowings under the Company’s existing credit facilities (including any exercise of the accordion feature under the Credit Agreement) (which credit facilities have been disclosed to Parent as set forth on Section 5.1(a)(vi) of the Company Disclosure Letter) in accordance with the terms thereof, which borrowings shall not to exceed $60 million in the aggregate, incur or modify the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to any other person (other than a subsidiary of the Company), in each case, other than (a) pursuant to letters of credit in the ordinary course of business consistent with past practice or (b) any commodity, currency, sale or hedging agreements, in each case, in the ordinary course of business consistent with past practice and which (I) can be terminated on ninety 90 days or less notice without penalty or (II) expire no later than ninety (90) days from the date of such agreement; provided, that the Company provides Parent with prompt notice of the entry into any such commodity, currency, sale or hedging agreement;
(vii)    (a) enter into or become bound by any agreement that, if entered into prior to the date hereof, would be a Company Material Contract, other than in the ordinary course of business consistent with past practice which agreement has a term no longer than one (1) year, can be terminated by the Company without material penalty or other material adverse effect on the Company or its subsidiaries or Affiliated Entities upon notice of ninety (90) days or less, and which would not otherwise require Parent’s consent pursuant to this Section 5.1(a), (b) extend, modify or amend, fail to perform the terms of, fail to renew, or grant any release or relinquish any material rights under, any Company Material Contract or (c) terminate any Company Material Contract, other than business terminations in the ordinary course of business consistent with past practice that do not result in material penalty to the Company or any of its subsidiaries;
(viii)    make any material change to its methods of accounting, except (A) as required by a change in GAAP (or any regulatory interpretation thereof), Regulation S-X promulgated by the SEC or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by a change in applicable Law;
(ix)    reclassify, combine, split or subdivide any of its capital stock;
(x)    redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option pursuant to the terms of such Company Options, (B) the withholding or disposition of shares of Company Common Stock to satisfy withholding Tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with terminated employees of Company Equity Awards in connection with the forfeiture of such awards pursuant to the terms of the Company Equity Plans and in any event at a price per share not in excess of the fair market value of such award based on Merger Consideration and (D) the acquisition by the Company under the ESPP in order to satisfy participant elections under the ESPP;
(xi)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of the Company which would not result in a material increase in the Tax liability of the Company or any of its subsidiaries);
(xii)    without limiting clause (vii), (A) assign, sell, transfer, license or sublicense, mortgage, abandon or encumber or subject to a Lien any (I) material Company IP, except for non-exclusive licenses or non-exclusive sublicenses of such Company IP in the ordinary course of business consistent with past practice or (II) any other material properties or assets, other than sales of inventory, assignments of leases or sub-leases, in each case, in the ordinary course of business consistent with past practice or equipment that is no longer used or useful in the operations of the Company or its subsidiaries or Affiliated Entities, or (B) fail to pay any fee, take any action, protect any trade secret, or make any filing reasonably necessary to maintain the material Company IP;
(xiii)    enter into any new line of business outside of the Company’s and its subsidiaries’ and Affiliated Entities’ existing business on the date of this Agreement;
(xiv)    settle any claim or Proceeding or agree to any remedies with respect to any Proceedings or settlement thereof, in each case made or pending against the Company or any of its subsidiaries or Affiliated Entities, other than the settlement of claims or Proceedings in the ordinary course of business consistent with past practice that (A) require payments by the Company or any of its subsidiaries Affiliated Entities (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $3,000,000 and (B) do not involve any admission of wrongdoing, misconduct or provide any relief other than monetary damages subject to the limitations set forth in clause (A); provided, that the settlement of any stockholder litigation related solely to this Agreement or the transactions contemplated hereby shall not require consent hereunder except as set forth on Section 5.1(a)(xiv) of the Company Disclosure Letter or apply toward the aggregate basket set forth in this Section 5.1(a)(xiv);
(xv)    commit, authorize or make any capital expenditures, other than (A) in accordance with the Company’s capital expenditure plan as previously disclosed by the Company to Parent, and (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $4,000,000;
(xvi)    (i) make, change or rescind (or file a request to make, change or rescind) any material Tax election, (ii) settle or compromise any material Tax liability, audit claim or assessment, (iii) surrender any right to claim a material Tax refund, (iv) change in any material respect (or file a request to make any such change) any accounting method in respect of Taxes, (v) file any material amendment to a Tax Return, (vi) enter into any closing agreement, settle or compromise any material claim or material assessment in respect of any material Taxes, or (vii) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of any material Taxes, except, in each case, as required by applicable Law;
(xvii)    (A) implement any employee layoffs that implicate the WARN Act or (B) recognize any union or other labor organization as the representative of any Company Employee or enter into any collective bargaining agreement; or
(xviii)    authorize, or agree or commit to take, any of the actions described in Section 5.1(a)(i) through Section 5.1(a)(xvii).
(b)    Notice of Changes. The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.1 or Section 6.2. Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.1 or Section 6.3; provided, that, for the avoidance of doubt, the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder.
Section 5.2.    Proxy Statement.
(a)    Preparation and Filing of Proxy Statement. The Company shall, as soon as reasonably practicable (and, in any event, within fifteen (15) Business Days) following the date of this Agreement, prepare and file with the SEC the Proxy Statement. Except as expressly contemplated by Section 5.6, the Proxy Statement shall include the Company Recommendation with respect to the Merger, a summary of the opinions of the Company’s Financial Advisors provided for in Section 3.21 (and, subject to the receipt of any required consent from the Company’s Financial Advisors, copies of such opinions) and a copy of Section 262 of the DGCL. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement and to have the Proxy Statement cleared by the Staff of the SEC as promptly as practicable after such filing. The Proxy Statement (and any amendments or supplements thereto) shall comply in all material respects with the provisions of the Exchange Act and NASDAQ and, in each case, the rules and regulations promulgated thereunder. The Company will cause the Proxy Statement, at the time of the publishing or mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to written information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.
(b)    Mailing of Proxy Statement; Amendments. The Company shall cause the Proxy Statement to be mailed to the holders of Company Common Stock as of the record date established for the meeting of its stockholders for the purpose of obtaining the Requisite Stockholder Approval (the “Stockholders’ Meeting”) as promptly as reasonably practicable (and in any event within five (5) Business Days) after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other party and, subject to Section 5.3, the Company will promptly file such amendment and/or circulate such supplement, as appropriate. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(c)    Cooperation. Parent shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall in good faith consider such comments reasonably proposed by Parent.
Section 5.3.    Stockholders’ Meeting. The Company (a) shall as promptly as reasonably practicable (and in any event within five (5) Business Days) after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, take all action necessary in accordance with applicable Law, the rules of NASDAQ and the Certificate of Incorporation and the Bylaws to establish a record date and duly call, give notice of, convene and hold a Stockholders’ Meeting for the purpose of obtaining the Requisite Stockholder Approval, which Stockholders’ Meeting, except as may be required by applicable Law or an Order of any Governmental Authority, shall be set for a date no later than 30 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and (b) shall not postpone, recess or adjourn such meeting except pursuant to the immediately following sentence; provided, that the Stockholders’ Meeting shall in no event be postponed, recessed or adjourned pursuant to the following sentence to a date that is more than 30 calendar days after the date on which the Stockholders’ Meeting was (or was required to be) originally scheduled without the prior written consent of Parent (solely with respect to clause (i) in such following sentence, such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth in this Agreement, any adjournments or postponements of such meeting shall require the prior written consent of Parent, except that (i) the Company may adjourn the Stockholder Meeting in the case and then only to the extent that such adjournment is required in order to file and mail any supplemental or amended disclosure which the SEC (or the staff of the SEC) has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting, and (ii) the Company, after consultation with Parent, may (or upon the written request of Parent, shall) adjourn or postpone the Stockholders’ Meeting if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are either (A) insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting or (B) insufficient affirmative votes to adopt this Agreement; provided, that the record date shall not be changed without Parent’s prior written consent. Unless the Company Board shall have effected an Adverse Recommendation Change as permitted in accordance with Section 5.6, the Company shall use reasonable best efforts to obtain the Requisite Stockholder Approval including by actively soliciting proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of NASDAQ. For the avoidance of doubt, unless this Agreement is validly terminated in accordance with Section 7.1, an Adverse Recommendation Change (or a proposed or announced intention to do so) shall not relieve the

Company of its obligation hereunder to give notice of, convene and hold the Stockholders’ Meeting or to provide Parent with such information and cooperation to permit Parent to solicit proxies to obtain the Requisite Stockholder Approval. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the scheduled date of the Stockholders’ Meeting as to the aggregate tally of affirmative proxies received by the Company with respect to the Requisite Stockholder Approval. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law, the adoption of this Agreement, the transactions contemplated hereby (including the Merger) and related matters shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.
Section 5.4.    Appropriate Action; Consents; Filings.
(a)    Subject to the other terms and conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby, including (i) subject to Section 5.4(b), using reasonable best efforts to cause, in the case of the Company, the conditions set forth in Section 6.1 and Section 6.2 to be satisfied and, in the case of Parent, the conditions set forth in Section 6.1 and Section 6.3 to be satisfied, (ii) subject to Section 5.4(b), using reasonable best efforts to obtain all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and making all necessary registrations and filings (including filings with Governmental Authorities, if any) and using reasonable best efforts to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall (A) as promptly as practicable (and, in any event, within ten (10) Business Days) following the date hereof, make its respective filings under the HSR Act, and thereafter (I) make any other required submission under the HSR Act with respect to the transactions contemplated hereby, including the Merger and (II) subject to Section 5.4(b) take all other actions necessary, proper or advisable to cause the expiration or termination or the applicable waiting periods under the HSR Act as soon as possible and (B) make any filings, notifications or reports required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction with respect to the transactions contemplated hereby as promptly as practicable. Parent shall pay all filing fees required under the HSR Act by the Company and Parent.
(b)    In furtherance and not in limitation of the provisions of Section 5.4(a), Parent and Merger Sub shall, and shall cause their affiliates to, use reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any Antitrust Laws that may be required by any Governmental Authority, in each case, with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement, including the Merger, as promptly as practicable (and, in any event, no later than five (5) Business Days prior to the Termination Date), including (i) proposing, negotiating, offering to commit and effect (and if such Merger is consummated, committing to and effecting), by Order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates, or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates) to the extent legally permissible, and if the Merger is consummated, taking or committing to take such action; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates; and (iv) entering or offering to enter into agreements and stipulating to the entry of an Order or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (i) through (iii) (any matter referenced in the foregoing clause or any action taken pursuant to this Section 5.4, a “Regulatory Divestiture”) (provided, that no party shall be obligated to take any such action unless the taking of such action is expressly conditioned upon the consummation of the Merger and the other transactions contemplated hereby), in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act or other Antitrust Laws, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any Order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Merger or the other transactions contemplated hereby, or to avoid the commencement of any action or proceeding that seeks to prohibit the Merger or any other transaction contemplated by this Agreement; provided, that in no event shall Parent be required to take or commit to any Regulatory Divestiture if such action would or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or financial condition of Parent, the Surviving Corporation and their subsidiaries taken as a whole. In the event that any Governmental Authority requires the divestiture or the holding separate by Parent, Merger Sub or any of their affiliates of any assets or businesses, no adjustment shall be made to the Merger Consideration and Parent, Merger Sub and their affiliates shall be required to divest such assets and businesses, or hold them separate, as the case may be, following the Merger Closing.
(c)    To the extent not prohibited by applicable Law, each of Parent, Merger Sub and the Company shall (i) promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any substantive oral correspondence or communication, a summary thereof) between it or any of its affiliates or Affiliated Entities or any of their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, or any filing such Party submits to any Governmental Authority except for so-called

4(c) documents and other documents customarily withheld, (ii) consult with and permit the other party to review in advance any substantive written or oral communication or correspondence by such party to any Governmental Authority and (iii) consider in good faith the views of such other party in connection with any proposed filing and any substantive written or oral communication or correspondence to any Governmental Body, in each case, to the extent relating to the subject matter of this Section 5.4 or the transactions contemplated by this Agreement. Neither Parent, nor Merger Sub nor the Company shall agree to, or permit any of its affiliates, Affiliated Entities or Representatives to, participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.4 or any transaction contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or discussion.
(d)    Each of Parent, Merger Sub and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Parent and Merger Sub shall use their respective reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any Third Party consents not covered by Section 5.4(a) and Section 5.4(b) that are necessary, proper or advisable to consummate the Merger. Notwithstanding the foregoing, obtaining any Third Party consents pursuant to this Section 5.4(d) shall not, in and of itself, be considered a condition to the obligations of the Parent and Merger Sub to consummate the Merger.
Section 5.5.    Access to Information; Confidentiality. From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, (y) upon reasonable prior notice and (z) to the extent permitted by applicable Law, the Company will provide to Parent and its Representatives reasonable access during normal business hours to the Company’s and its subsidiaries’ and the Affiliated Entities’ officers, employees, agents, properties, books, contracts and records and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects (including, subject to execution of appropriate joint defense and similar agreements, any pending litigation or the settlement thereof) of the Company and its subsidiaries and the Affiliated Entities; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any person or group other than Parent, Merger Sub and their affiliates (each such person or group, a “Third Party”) entered into prior to the date hereof in any material respect, (ii) constitute a waiver of or otherwise jeopardize the attorney-client or other privilege held by the Company so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information and to respond in a timely manner to all subsequent queries by Parent and its Representatives based on such information on a basis that does not compromise the Company’s attorney-client or other privilege with respect thereto, or (iii) otherwise violate any applicable Laws. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its subsidiaries of their normal duties. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.
Section 5.6.    Acquisition Proposals.
(a)    Except as expressly permitted by this Section 5.6, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, (i) the Company shall, and shall cause its subsidiaries and Affiliated Entities and its and their respective Representatives to (A) cease and cause to be terminated any solicitation, discussion or negotiation or other activities with any Third Parties with respect to a Competing Proposal, and (B) request any such Third Party or any other Third Party that prior to the date hereof executed a confidentiality agreement in connection with its consideration of a Competing Proposal to promptly return or destroy all confidential information concerning the Company and its subsidiaries and Affiliated Entities; and (ii) the Company shall not, shall cause its subsidiaries and Affiliated Entities not to, shall not permit its and its subsidiaries’ and Affiliated Entities’ respective Representatives to, and shall direct its and its subsidiaries’ and Affiliated Entities’ respective Representatives not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate (including by providing information or granting any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes or otherwise) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (B) engage, continue or participate in any discussions (except to notify such Third Party of the existence of this Section 5.6) or negotiations concerning, or furnish any non-public information relating to the Company or any of its subsidiaries or Affiliated Entities to, or afford access to the properties, books or records of the Company or its subsidiaries and Affiliated Entities to, any Third Party relating to a Competing Proposal or any offer or proposal that would reasonably be expected to lead to a Competing Proposal or any Third Party that, to the knowledge of the Company, is seeking to make, or has made, a Competing Proposal, (C) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or (D) resolve to propose, agree or publically announce an intention to do any of the foregoing.
(b)    Notwithstanding anything in this Agreement to the contrary, from and after the date of this Agreement until obtaining the Requisite Stockholder Approval, if the Company receives a bona fide unsolicited written Competing Proposal from any Third Party which did not, directly or indirectly, arise from any breach of Section 5.6(a), the Company or the Company Board, directly or indirectly through its Representatives, may, (i) contact such Third Party to clarify the terms and conditions thereof, (ii) furnish non-public information to such Third Party (provided, however, that (A) prior to so furnishing such information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement, (B) any non-public information concerning the Company or its subsidiaries or the Affiliated Entities provided to any Third Party given such access shall, to the extent not previously provided to Parent or Merger Sub, be substantially concurrently provided to Parent or Merger Sub (which requirement may be satisfied by posting such information to the Electronic Data Room provided that written notice of such posting (which may be satisfied by email) is provided to or made available to Parent promptly (and in any event within four (4) hours) after such posting) and (C) the

Company and the Company Board and their respective Representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of the Company in any material respect), and (iii) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal, if and only if, with respect to each of clause (i), (ii) and (iii) above, (x) such Third Party has submitted a bona fide unsolicited written Competing Proposal which did not, directly or indirectly, arise from any breach of Section 5.6(a) and which the Company Board determines in good faith, after consultation with its financial and legal advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal, (y) the Company Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (z) the Company has provided prior oral and written notice to Parent and Merger Sub of the determination of the Board.
(c)    Except as set forth in Section 5.6(d) or Section 5.6(e), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement from the time it is required to be first filed pursuant to Section 5.2(a), (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal, or resolve to do any foregoing or (iv) fail to reaffirm the Company Recommendation or fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal (any of the actions described in clauses (i) through (iv) of this Section 5.6(c) and the proviso set forth in Section 5.6(g), an “Adverse Recommendation Change”) or (v) cause or permit the Company to enter into any Alternative Acquisition Agreement.
(d)    Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to, but not after, obtaining the Requisite Stockholder Approval, the Company Board shall be permitted to take any of the actions set forth in Section 5.6(c)(i) and Section 5.6(c)(ii) if (i) an event, fact, development, circumstance or occurrence (but specifically excluding any Competing Proposal) that materially improves the business, assets, operations or prospects of the Company or its subsidiaries and that was not known to the Company or Company Board as of the date hereof, becomes known to the Company Board after the date of this Agreement (an “Intervening Event”), (ii) as a result thereof, the Company Board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (iii) the Company Board has complied with the requirements set forth in clauses (A) through (C) of Section 5.6(e) as if such requirements in connection with an Adverse Recommendation Change relating to a Superior Proposal related to an Intervening Event.
(e)    Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.6(b), at any time prior to, but not after, obtaining the Requisite Stockholder Approval, the Company Board shall only be permitted to (y) effect an Adverse Recommendation

Change or (z) cause or permit the Company to enter into an Alternative Acquisition Agreement and terminate this Agreement under Section 7.1(c)(ii) (provided, that, concurrently with or prior to such termination the Company pays to Parent the Termination Fee) if and only if, in either case, (i) the Company Board has received a bona fide unsolicited written Competing Proposal which did not, directly or indirectly, arise from or in connection with any breach of Section 5.6(a) or Section 5.6(b) and that, in the good faith determination of the Company Board, after consultation with its financial and legal advisors, constitutes a Superior Proposal and (ii) the Company Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall not take the actions in either clause (y) or (z) above unless and until (A) the Company notifies Parent in writing (a “Notice of Superior Proposal”), at least three (3) Business Days in advance of taking such action, that the Company Board intends to take the action in clause (y) or (z) above, as the case may be, which Notice of Superior Proposal shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and shall attach the agreement and all related documentation providing for such Superior Proposal; (B) after providing such Notice of Superior Proposal and prior to taking such action in clause (y) or (z) above, as the case may be, the Company shall negotiate in good faith with Parent during such three (3) Business Days period (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement as would permit the Company Board (consistent with its fiduciary duties under applicable Law) not to take such action in clause (y) or (z) above, as the case may be; and (C) the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Superior Proposal (or material change to the Intervening Event) shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.6(e); provided, however, that references to the three (3) Business Days period above shall be deemed to be references to a two (2) Business Day period with respect to any such amendment to a previous Superior Proposal (or Intervening Event); provided, further, that in no event shall such new notice period shorten the original notice period.
(f)    From and after the date hereof, the Company shall promptly (and, in any event, within twenty-four (24) hours, notify Parent and Merger Sub of receipt by the Company of any Competing Proposal or any offer or proposal that could reasonably be expected to lead to a Competing Proposal (or any inquiry or request for negotiating or discussing a Competing Proposal) or any request for non-public information in connection with any Competing Proposal or offer or proposal that could reasonably be expected to lead to a Competing Proposal, the material terms and conditions of any such Competing Proposal or request (including the identity of the Third Party and, if applicable, copies of any documents relating to such Competing Proposal (provided, that any fee letters may be redacted to the extent required to comply with confidentiality provisions), and shall as promptly as reasonably practicable (and in any event on a daily basis) advise Parent and Merger Sub of any material amendments to any such Competing Proposal or request and shall keep Parent reasonably informed on a daily basis of the status and terms thereof. The Company shall not enter into any agreement with any such Third Party which would prevent the Company from complying with the provisions of this Agreement.
(g)    Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof), directly or indirectly through its Representatives, from (i) complying with its disclosure obligations under applicable Law with regard to a Competing Proposal, including taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), which “stop, look and listen” communication shall include an indication that the Company Board has not changed the Company Recommendation, in the case of either clause (i) or (ii), if the Company Board has determined in good faith, after consultation with legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any disclosures pursuant to clause (i) above other than an express rejection of the applicable tender or exchange offer or an unqualified reaffirmation of the Company Recommendation shall be deemed to be an Adverse Recommendation Change. Between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, upon the written request by Parent (A) following any disclosure specified in clauses (i) or (ii) above or (B) in the event (x) a Competing Proposal has been made publicly known, (y) an Intervening Event has been made publicly known or (z) any other event or circumstance has occurred that could reasonably be expected to prevent or materially delay or impair the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement on a timely basis, the Company Board shall expressly publicly reaffirm the Company Recommendation within ten (10) Business Days following such request, and failure to do so shall be deemed to be an Adverse Recommendation Change.
(h)    The approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement shall be irrevocable and unconditional while this Agreement remains in effect and no Adverse Recommendation Change in and of itself shall change such approval for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated hereby or thereby. To the extent Parent and/or the Company believes that there has been a breach by a Third Party of any standstill provision to which the Company or any of its subsidiaries is a party, the Company shall use reasonable best efforts to enforce such standstill provision to the extent permitted by applicable Law.
(i)    Notwithstanding any provision of Section 5.6(b), but subject to applicable Law, and in furtherance of Section 5.6(a), the Company Board shall not grant any waiver or release under any standstill agreement with respect to any class of equity securities of the Company. The Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its subsidiaries or Affiliated Entities is a party or under which the Company or any of its subsidiaries has any rights to the extent permitted by applicable Law.

(j)    For purposes of this Agreement:
(i)    “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer (other than a proposal or offer by Parent or any of its subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its subsidiaries or Affiliated Entities whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets, revenues or income of the Company; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person directly or indirectly of fifteen percent (15%) or more of the consolidated assets, revenues or income of the Company and its subsidiaries and Affiliated Entities, taken as a whole; (iii) the acquisition in any manner, directly or indirectly, by any person of fifteen percent (15%) or more of the issued and outstanding shares of Company Common Stock, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its subsidiaries whose businesses, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets, revenues or income of the Company; or (v) any combination of the foregoing.
(ii)    “Superior Proposal” shall mean a bona fide written Competing Proposal which did not arise from any breach of Section 5.6 (with all references to “fifteen percent (15%)” in the definition of Competing Proposal increased to “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, after taking into account all the terms of the Competing Proposal (including price, form of consideration, conditionality, likelihood of financing and regulatory clearance and the timing and likelihood of consummation of such proposal on the terms proposed), are more favorable to the Company and its stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement after taking into account any changes to this Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal pursuant to Section 5.6(e).
(iii)    “Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less restrictive to the Company’s counterparty thereto than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit the making or amendment of a Competing Proposal or otherwise prohibit compliance by the Company with any of the provisions of this Section 5.6.
Section 5.7.    Directors’ and Officers’ Indemnification and Insurance.
(a)    Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time,

whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in the Certificate of Incorporation, the Bylaws or the equivalent organizational or governing documents of the Company’s subsidiaries or in any written agreement set forth on Section 5.7(a) of the Company Disclosure Letter (the “Indemnity Agreements”) shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent provided in the following sentence. From and after the Effective Time and for a period of at least six (6) years, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless, and advance expenses (subject to the person to whom expenses are advanced providing an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such person is not entitled to indemnification) to, any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee (each, an “Indemnitee”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by Law and required by (x) the Certificate of Incorporation, the Bylaws or the equivalent organizational or governing documents of the Company’s subsidiaries as in effect on the date of this Agreement and (y) the Indemnity Agreements, and (ii) not amend, repeal or otherwise modify for a period of at least six (6) years any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnitees. The Company has made available to Parent copies of the Indemnity Agreements.
(b)    Without limiting the provisions of Section 5.7(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation to the fullest extent permitted under applicable Law, (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any Proceeding, whether civil, criminal, administrative or investigative, to the extent such Proceeding arises out of or pertains to the fact that an Indemnitee is or was an officer, director or employee of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity (including any Proceeding arising out of or pertaining to the Merger, this Agreement and any transactions contemplated hereby), in each case, whether asserted or claimed prior to, at or after the Effective Time; and (ii) pay in advance of the final disposition of any such Proceeding the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall, and Parent shall cause the Surviving Corporation not to, settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding for which indemnification may be sought under this Section 5.7(b) without the prior written consent of each Indemnitee involved in such Proceeding unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such Proceeding and does not include an admission of fault or wrongdoing by any Indemnitee or such Indemnitee otherwise consents (in such Indemnitee’s sole and absolute discretion) in writing to such settlement, compromise, consent or termination.
(c)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any events occurring at or prior to the Effective Time (including any claim related to the transactions contemplated by this Agreement occurring at or prior to the Effective Time) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided, however, that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, there shall be no breach of this provision so long as (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance as of the date hereof with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for such insurance policies in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding anything to the contrary set forth in this Agreement, if an Indemnitee is a party to or is otherwise involved (including as a witness) in any Proceeding (arising before or as of the Effective Time) on or prior to the sixth (6th) anniversary of the Effective Time with respect to which such Indemnitee was entitled to indemnification or advancement of expenses or insurance pursuant to this Section 5.7, the provisions of this Section 5.7 shall continue in effect with respect only to such Proceeding until the final disposition of such Proceeding.

(d)    The Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 5.7.
(e)    The rights of each Indemnitee under this Section 5.7 shall be in addition to any rights such person may have under the Certificate of Incorporation, the Bylaws or the equivalent organizational or governing documents of the Surviving Corporation or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee with the Company or any of its subsidiaries.
(f)    Notwithstanding anything contained in Section 8.1 or Section 8.8 to the contrary, this Section 5.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 5.7.
Section 5.8.    Notification of Certain Matters; Pending Litigation.
(a)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Merger, this Agreement or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger, this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger, this Agreement or the transactions contemplated hereby and (c) the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger or any of the other transactions contemplated hereby not to be satisfied (which shall include any material events, discussions, notices, or changes with respect to any criminal, civil, or administrative investigation or action involving the Company or any of its subsidiaries or Affiliated Entities); provided, that, for the avoidance of doubt, the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder. The Company shall (i) promptly notify Parent of any Proceeding brought against the Company or any of its directors relating to this Agreement or the transactions contemplated hereby, (ii) keep Parent reasonably informed with respect to the status thereof and (iii) give Parent the opportunity to participate in the defense and settlement of any such Proceeding.

(b)    Prior to the Closing, subject to applicable Law, the Company shall provide Parent (a) on a current basis, updates regarding any material developments or events related to the matter set forth on Section 5.8(b) of the Company Disclosure Letter (the “Schedule 5.8(b) Matter ”) and (b) copies of all material submissions made to, or material documents and communications received from, the relevant counterparties related to the Schedule 5.8(b) Matter as promptly as practicable following submission or receipt thereof. To the extent permitted by applicable Law, Parent shall have the right to review in advance all material submissions and communications made to the relevant counterparties in connection with the Schedule 5.8(b) Matter and any comments of Parent thereon shall be considered in good faith. In the event of any substantive oral communications with the relevant counterparties in connection with the Section 5.8(b) Matter, the Company will provide Parent with an oral summary of the details of such communications as promptly as practicable (but no later than three (3) Business Days) following any such communication. Notwithstanding the foregoing, the Company shall not be required to provide or disclose information where such disclosure would jeopardize the attorney-client privilege of it or its affiliates; provided, that, the Company shall, to the extent possible, make appropriate substitute disclosure arrangements under circumstances in which any such restrictions would apply.
Section 5.9.    Public Announcements. The initial press release regarding the transaction contemplated hereby shall be a joint press release by the Company, Parent and Merger Sub, and thereafter, except pursuant to Section 5.6, the Company, Parent and Merger Sub shall consult with each other before issuing, and shall provide each other with reasonable opportunity to review and comment upon, any press release or otherwise making any public statements (including conference calls with investors and analysts) with respect to this Agreement or the transactions contemplated hereby, and, except pursuant to Section 5.6, none of the parties shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto. This Section 5.9 will not apply to communications by any party to its Representatives and lenders (including prospective lenders); provided, that any such communication shall be made in accordance with the terms of the Confidentiality Agreement.
Section 5.10.    Employee Matters.
(a)    From and after the Effective Time and for a period ending on the first anniversary of the Effective Time (the “Benefit Protection Period” ), the Parent shall provide or cause its subsidiaries or affiliates, including the Surviving Corporation, to provide (i) base salary, wages and commission opportunities and annual bonus opportunity to each individual who is an employee of the Company or a subsidiary of the Company immediately prior to the Effective Time (each, a “Company Employee” and collectively, the “Company Employees” ) at a rate that is no less favorable than the rate of base salary, wages or commission and annual bonus opportunities (excluding equity-based compensation) provided to such Company Employee immediately prior to the Effective Time and (ii) Company Employees, collectively, other employee benefits that are substantially comparable, in the aggregate, to the other employee benefits (excluding any defined benefit pension benefits and retiree medical and other post-termination medical and welfare benefits) provided to such Company Employees immediately prior to the Effective Time; provided, that any net reduction in the aggregate other employee benefits to a Company Employee may be compensated, in whole or in part, by an increase in base salary, wages and commission opportunities and annual bonus opportunity, in the aggregate, with respect to such Company Employee.
(b)    Without limiting the generality of Section 5.10(a), from and after the Effective Time, the Parent shall or cause its subsidiaries or affiliates , including the Surviving Corporation, to assume, honor and continue all of the Company Benefit Plans that are employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any subsidiary of the Company and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the date of this Agreement or to the extent amended in accordance with the terms of this Agreement as in effect prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).
(c)    For purposes of eligibility, vesting, benefit accrual and determination of level of benefits under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective subsidiary and affiliate thereof providing benefits to any Company Employee after the Effective Time (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans (but excluding benefit accrual with respect to any defined benefit pension arrangements), each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition limitations, exclusions, actively-at-work requirements or waiting periods of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)    Following the date of this Agreement and prior to the Effective Time, the Company may implement, in consultation with Parent, a cash retention plan for the benefit of Company Employees which shall provide for retention benefits to such employees in an aggregate amount not to exceed the amount set forth on Section 5.10(d) of the Company Disclosure Letter.

(e)    Each Company Employee who was participating in the IPC The Hospitalist Company, Inc. Incentive Plan (the “Incentive Plan”) as of the date hereof will continue to be eligible to receive a bonus in respect of the 2015 fiscal year determined in accordance with the terms of the Incentive Plan as in effect on the date of this Agreement; provided, that Company performance in respect of calculations made under the Incentive Plan shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, as reasonably determined by Parent, and Parent hereby agrees (a) to cause the individual target and maximum bonus opportunities to remain at current levels in respect of the 2015 fiscal year and (b) to make any adjustments to the 2015 fiscal year  performance goals under the Incentive Plan that are reasonably necessary to reflect the acquisition of the Company by Parent in a manner that does not make it more difficult for such performance goals to be achieved.
(f)    Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an amendment or modification of any Company Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any third-party beneficiary rights or other right to enforce the provisions of this Section 5.10 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.
(g)    Upon the request of Parent, the Company shall take the actions set forth on Section 5.10(g) of the Company Disclosure Letter.
Section 5.11.    Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Parent and Merger Sub shall, subject to the terms and conditions of this Agreement, refrain (and shall each use their reasonable best efforts to cause their respective Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or any of the other transactions contemplated by this Agreement or reasonably be expected to result in a Parent Material Adverse Effect. Parent shall, immediately following the execution of this Agreement, approve and adopt this Agreement in its capacity as sole shareholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub.
Section 5.12.    Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.
Section 5.13.    No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the

Company’s or its subsidiaries’ or Affiliated Entities’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, control and supervision over its and its subsidiaries’ and Affiliated Entities’ operations in accordance with its current practice.
Section 5.14.    Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as are necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.15.    Stock Exchange De-listing. Prior to the Merger Closing Date, the Company shall reasonably cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the Company’s securities to be delisted from NASDAQ and deregistered under the Exchange Act effective as soon as practicable following the Effective Time.
Section 5.16.    Payoff Letter and Prepayment. At or immediately prior to the Effective Time, the Company shall deliver to Parent copies of a payoff letter (subject to delivery of funds as arranged by Parent), in form and substance reasonably acceptable to Parent and the Company, from the administrative agent under the Credit Agreement and shall make arrangements for the release of all liens and other security over the Company’s and its subsidiaries’ properties and assets securing its obligations under such agreements, together with the return of any collateral in the possession of the administrative agent under the Credit Agreement, at or as soon as practicable following the Effective Time (subject to delivery of funds as arranged by Parent); provided that in no event shall this Section 5.17 require the Company or any of its subsidiaries to cause the Credit Agreement to be terminated unless the Merger Closing shall occur substantially concurrently and the Company or its subsidiaries have received funds from Parent to pay in full the payoff or prepayment amounts for any such indebtedness.
Section 5.17.    Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, Parent, the board of directors of Parent, the Company and the Company Board shall each use its respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such Takeover Statute on the Merger or any of the other transactions contemplated by this Agreement.
Section 5.18.    Resignation of Directors. At or prior to the Effective Time, the Company shall deliver to Parent the resignation of each member of the Company Board (unless otherwise agreed to by Parent and any such member of such board of directors) which resignation shall be effective as of, and contingent upon the occurrence of, the Effective Time.

Section 5.19.    FIRPTA Certificate. On the Merger Closing Date, the Company shall provide to Parent (i) a statement certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), which statement shall be dated as of the Merger Closing Date signed under penalties of perjury and in accordance with the provisions of Treasury Regulations sections 1.1445-2(c) and 1.897-2(h), and (ii) a notice to the IRS in accordance with the provisions of Treasury Regulations section 1.897-2(h)(2). Parent shall be authorized to file with the IRS on behalf of the Company any notice provided by the Company pursuant to this Section 5.19.
Section 5.20.    Financing Cooperation.
(a)    Prior to the Merger Closing Date, the Company shall, and shall cause its subsidiaries and Affiliated Entities to, use commercially reasonable efforts to cause their respective directors, officers, employees, consultants and advisors, including legal and accounting advisors, to provide to each of Parent and Merger Sub, subject to reimbursement by Parent and/or Merger Sub pursuant to Section 5.21(c), all cooperation (x) reasonably requested by Parent and/or Merger Sub and (y) as is necessary and customary to assist Parent and Merger Sub in connection with securing financing in an amount sufficient to permit Parent and Merger Sub to fund (A) the aggregate amount of Merger Consideration required to be paid pursuant to Article II, (B) all associated costs and expenses of the Merger (including any repayment or refinancing of indebtedness of the Company required in connection therewith) payable by Parent or Merger Sub and (C) all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement by Parent or Merger Sub (the “Financing”), including to: (i) promptly provide each of Parent and Merger Sub and its financing sources and their respective agents with the Required Information (as defined below); (ii) assist Parent and/or Merger Sub and use commercially reasonable efforts to cause its independent auditors to assist with Parent and/or Merger Sub’s preparation of pro forma financial statements customarily included in offering documents for high yield debt securities (or as otherwise reasonably required by each of Parent and Merger Sub’s financing sources and their respective agents); (iii) prior to and during the Marketing Period (as defined below), participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions (including using commercially reasonable efforts to cause the Company’s and its subsidiaries’ independent auditors to participate therein and to otherwise cooperate with the reasonable requests of each of Parent and Merger Sub), sessions with prospective lenders, including direct contact between senior management and the other representatives of the Company, on the one hand, and the actual and potential lenders, on the other hand (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers with respect to, the Financing), and sessions with rating agencies, in each case, at reasonable times and locations mutually agreed; (iv) in advance of the Marketing Period, assist with the preparation of materials for rating agency and investor presentations (including “roadshow” or investor meeting slides), registration statements, bank information memoranda, offering memorandum, prospectuses, private placement memoranda (including under Rule 144A under the Securities Act), confidential information memoranda, marketing materials and similar documents required in connection with the Financing; (v) provide appropriate representations in connection with the preparation of financial statements and other financial data of the Company and its subsidiaries and cause the Company’s independent auditors to provide reasonable and customary assistance and cooperation in connection with the Financing, including, (A) rendering customary “comfort letters” under AU Section 634 for a public offering or a Rule 144A placement of securities with respect to financial information regarding the Company’s subsidiaries contained in the offering materials relating to the Financing, including providing customary representations to such accountants and furnishing, prior to the commencement of the Marketing Period, drafts of such comfort letters (which shall provide “negative assurance” comfort) which such accountants are prepared to issue upon completion of customary procedures, and (B) providing consents for use of their reports in any filings required to be made by the Parent and/or Merger Sub pursuant to the Securities Act or the Exchange Act; (vi) cooperate with the marketing efforts of each of Parent and Merger Sub and their respective financing sources for any portion of the Financing, where financial information of the Company and its subsidiaries and Affiliated Entities is included in such efforts; (vii) facilitate the obtaining of guarantees, pledging of collateral in connection with the Financing, including executing and delivering any customary guarantee, pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other customary certificates, legal opinions or documents as may be reasonably requested by Parent and/or Merger Sub (including a certificate of the chief financial officer with respect to solvency matters as of the Merger Closing Date on a pro forma basis) to facilitate any guarantee, obtaining and perfection of security interests in collateral from and after the Merger Closing Date (provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time); (viii) as applicable, cooperate in connection with any payoff and release of existing indebtedness of the Company and its subsidiaries and cause the release of all liens on the equity interests and assets of the Company and its subsidiaries related thereto (including obtaining customary payoff letters, lien terminations and other instruments of discharge) (in each case subject to the occurrence of the Effective Time); (ix) cooperate with Parent to obtain corporate and facilities ratings in connection with the Financing prior to the commencement of the Marketing Period, in each case, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., (x) provide to each of Parent and Merger Sub and their respective financing sources all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (xi) execute and deliver (or assist in Parent and/or Merger Sub obtaining from legal counsel (including local counsel) to the Company and its subsidiaries and their advisors) customary certificates, legal opinions, credit agreements, indentures, guarantees or other documents and instruments as may be reasonably requested by Parent and/or Merger Sub, as are in each such case, necessary and customary in connection with the Financing; (xii) take corporate action (subject to the occurrence of the Merger Closing Date) reasonably necessary to permit the completion of the Financing; (xiii) facilitate the execution and delivery of the definitive documentation related to the Financing as may be reasonably requested by each of Parent and/or Merger Sub; (xiv) provide authorization letters to the lenders authorizing the distribution of information to prospective lenders or investors and containing a representation to the lenders that such information does not contain a material misstatement or omission and that the public side versions of such documents, if any, do not include material non-public information about the Company or its subsidiaries or securities; (xv) use commercially reasonable efforts to involve in any syndication efforts in connection with the Financing the Company’s and its subsidiaries’ existing lending and investment banking relationships; and (xvi) upon request, endeavor to update any Required Information provided to

Parent and/or Merger Sub as may be necessary for such Required Information to remain Compliant (as defined below); provided that nothing herein shall require the Company or any of its subsidiaries or the Affiliated Entities to provide such cooperation to the extent it would interfere unreasonably with the business or operations of the Company (including its subsidiaries); and provided further that the Company Board and officers of the Company and the board of directors and officers of its subsidiaries and Affiliated Entities shall not be required, prior to the Merger Closing Date, to adopt resolutions approving the agreements, documents and instruments in connection with the Financing or pursuant to which any portion of the Financing is obtained, and no subsidiaries of the Company nor any officer or director thereof shall be required to execute, prior to the Merger Closing Date, any documents contemplated by the definitive documentation related to the Financing or any other certificate, document, instrument or agreement that is effective prior to the Merger Closing Date or agree to any change or modification to any existing certificate, document, instrument or agreement that is effective prior to the Merger Closing Date. None of the Company nor any of its subsidiaries or Affiliated Entities shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity, guarantee or pledge in connection with the Financing or any of the foregoing prior to the Merger Closing Date (other than to the extent such liabilities arise from the breach of this Agreement by the Company). The subsidiaries and Affiliated Entities of the Company hereby consent to the reasonable use of the Company’s and its subsidiaries’ and Affiliated Entities’ logos in connection with the arranging and consummation of the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the business of the subsidiaries or Affiliated Entities or their marks. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.
(b)    If the Merger Closing does not occur, Parent and/or Merger Sub, as applicable, shall promptly reimburse the Company and its subsidiaries and Affiliated Entities for all reasonable out-of-pocket third party costs (including reasonable attorneys’ fees) incurred by the Company, its subsidiaries and Affiliated Entities or their respective Representatives in connection with such cooperation; provided that, in no event shall Parent or Merger Sub be required to reimburse the Company or any of its subsidiaries or Affiliated Entities for any costs associated with producing the financial statements or other information that the Company would have otherwise generated in the absence of such requests or this Section 5.20.
(c)    For purposes hereof:
“Compliant ” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it was made, (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding, if the Financing does not include any public offering of securities registered under the Securities Act, information required by Regulation S-X Rules 3-09, 3-10 and 3-16 and by Regulation S-K Item 402 and other customary exceptions) for offerings of securities on a registration statement on Form S-1, (c) the Company’s independent accountants have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (d) neither the Company, nor any of its subsidiaries or Affiliated Entities or the issuer of any financial statements has stated its intent to, or determined that it must, restate any historical financial information included in the Required Information, in which case the Required Information shall not be deemed “Compliant” unless and until, at the earliest, such restatement has been completed and the relevant financial statements have been amended or the issuer of the relevant financial statements has announced that it has concluded that no restatement shall be required in accordance with GAAP, and (e) the financial statements and other financial information (excluding, if the Financing does not include any public offering of securities registered under the Securities Act) information required by Regulation S-X Rules 3-09, 3-10 and 3-16 and by Regulation S-K Item 402 and other customary exceptions) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (B) the financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent accountant on the financial statements and financial information contained in offering documents pertaining to the Financing, including, without limitation, as to customary negative assurances and change period, in order to consummate any offering of securities on the last day of the Marketing Period.
“Marketing Period” means the first period of fifteen (15) consecutive Business Days (i) commencing on or after the date of this Agreement on the date Parent shall have received the Required Information which is Compliant, (ii) throughout which and on the last day of which the Required Information remains Compliant, (iii) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to fail to be satisfied, assuming the Merger Closing were to be scheduled for any time during such fifteen (15) Business Day period, and (iv) during the last five (5) Business Days of which the conditions set forth in Section 6.1(a) and Section 6.1(b) shall have been satisfied; provided that (x) such fifteen (15) consecutive Business Day period shall not be required to be consecutive to the extent it would include November 26, 2015 and November 27, 2015 (which dates set forth in this clause (x) shall be excluded for purposes of, but shall not reset, the fifteen (15) consecutive Business Day period) and (y) such fifteen (15) consecutive Business Day period will commence no earlier than September 8, 2015 and, if such fifteen (15) consecutive Business Day period has not ended on or prior to December 18, 2015, it shall commence no earlier than January 4, 2016; and provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Required Information fails at any time to be Compliant; and provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated.
“Required Information” means all financial statements, financial and operating data, projections, audit reports, business and other pertinent  information reasonably requested by Parent and/or Merger Sub or their financing sources in order to consummate the Financing, including (i) audited consolidated balance sheets of the Company as of December 31, 2012, December 31, 2013 and December 31, 2014 and, if applicable, December 31, 2015, (ii) audited consolidated statements of operations, comprehensive income, cash flows and equity of the Company for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and, if applicable, December 31, 2015, (iii) unaudited consolidated balance sheets, statements of operations, comprehensive income, cash flows and equity of the Company for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least thirty-five (35) days prior to the Merger Closing Date, (iv) information requested by Parent to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent as of and for (A) the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least thirty-five (35) days (or seventy-five (75) days in case such four-fiscal quarter period is the end of Parent’s fiscal year) prior to the Merger Closing Date, (B) the fiscal year ending December 31, 2014, (C) the six-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least thirty-five (35) days (or seventy-five (75) days in case such four-fiscal quarter period is the end of Parent’s fiscal year) prior to the Merger Closing Date, and (D) the six-month period ending June 30, 2014, in each case after giving effect to the Merger and the transactions related thereto as if such transactions had not occurred as of such date, (v) all customary information (other than a “description of notes” and information customarily provided by the lenders under a financing or their counsel) requested by Parent, including financial statements, business and other financial data of the type and form customarily included in, as applicable based on the form of the Financing, private placements pursuant to Rule 144A promulgated under the Securities Act or public offerings of securities registered under the Securities Act (in each case, including information to be compliant in all material respects with the requirements of Regulation S-X and Regulation S-K under the Securities Act, which, in the case of Rule 144A or other private placement, is understood not to include consolidating and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) and (vi) all other data that would be necessary for such lenders to receive customary “comfort” letters from the independent accountants of the Company and/or Parent (which shall provide customary “negative assurance” comfort) in connection with the private placement or public offering of any securities to be issued in connection with the Financing, all of which shall be Compliant.
ARTICLE VI

CONDITIONS TO THE MERGER
Section 6.1.    Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:
(a)    the Requisite Stockholder Approval shall have been obtained;
(b)    any applicable waiting period (or any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or otherwise been terminated; and

(c)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting or preventing the Merger or the consummation of the Merger.
Section 6.2.    Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following further conditions:
(a)    each of the representations and warranties of the Company (i) set forth in, Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.4 (Authority Relative to the Agreement), Section 3.11(b) (Absence of Certain Changes or Events), Section 3.21 (Opinion of Financial Advisor), Section 3.22 (Takeover Statutes) and Section 3.23 (Vote Required) shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, (ii) set forth in Section 3.3 (Capitalization) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in Article III (other than the sections of Article III referred to in clause (i) or (ii) above), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct at and as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (iii) for such failures to be true and correct as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, solely for purposes of clause (ii) above, if one or more inaccuracies in Section 3.3 would be reasonably likely to cause the aggregate amount required to be paid by Parent or Merger Sub to consummate Merger, refinance the indebtedness of the Company, acquire, directly or indirectly, all of the outstanding equity interests in the Company’s subsidiaries and pay all fees and expenses in connection therewith to increase by $500,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (ii) of this Section 6.2(a);
(b)    the Company shall have performed or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time; and
(c)    the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
Section 6.3.    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following further conditions:

(a)    each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications, shall be true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);
(b)    Parent and Merger Sub shall have performed, and complied with, in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement on or prior to the Effective Time; and
(c)    Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
Section 7.1.    Termination. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly provided), as follows:
(a)    by mutual written consent of each of Parent and the Company;
(b)    by either Parent or the Company, if:
(i)    the Effective Time shall not have occurred on or before March 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if such party has breached in any material respect its obligations under this Agreement in a manner that shall have been the principal cause of the failure of the Merger to be consummated on or before such date;
(ii)    (A) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby or (B) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

(iii)    the Requisite Stockholder Approval shall not have been obtained at a duly held Stockholders’ Meeting or at any adjournment, continuation, recess or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon;
(c)    by the Company if:
(i)    Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by Parent or Merger Sub, as applicable, prior to the earlier of (A) thirty (30) days of receipt by Parent of written notice of such breach or failure and (B) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is in material breach of any representation, warranty covenant or agreement contained in this Agreement that would cause a condition set forth in Section 6.1 or Section 6.2 not to be satisfied; or
(ii)    prior to obtaining the Requisite Stockholder Approval, provided that the Company has not breached or failed to perform in any material respect any of its obligations under Section 5.6, (x) the Company Board has determined and authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by and in accordance with the terms of Section 5.6(e), and (y) concurrently with such termination, (A) the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (B) the Company pays to Parent the Termination Fee;
(iii)    all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or, if permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), the Company has irrevocably confirmed to Parent in writing that the Company is ready, willing and able to consummate the Merger and Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the date the Merger Closing should have occurred pursuant to Section 1.2; provided, that the Company stood ready, willing and able to consummate the Merger during such three (3) Business Day period; or
(d)    by Parent if:
(i)    the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by the Company prior to the earlier of (A) thirty (30) days of receipt by the Company of written notice of such breach or failure and (B) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Parent is in material breach of any representation, warranty or covenant or agreement contained in this Agreement that would cause a condition set forth in Section 6.1 or Section 6.3 not to be satisfied; or
(ii)    the Company Board shall have made an Adverse Recommendation Change.
Section 7.2.    Effect of Termination. In the event that this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of their respective Representatives, the Parent Related Parties, the Lender Related Parties or the Company Related Parties), and all rights and obligations of any party hereto shall cease; provided, however, that the Confidentiality Agreement (to the extent set forth therein), the last sentence of Section 5.4(a), the expense reimbursement provisions of Section 5.4(c), this Section 7.2, Section 7.3, Section 7.4, Section 7.5, the first sentence of Section 7.6 and Article VIII shall survive any termination of this Agreement pursuant to Section 7.1. Notwithstanding anything to the contrary set forth in this Agreement, no termination of this Agreement pursuant to Section 7.1 shall relieve any party hereto from any liability or damages resulting from Willful Breach prior to such termination by any party hereto of its representations, warranties, covenants or agreements set forth herein. In no event shall the Company seek to obtain monetary damages from any of Parent, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, “Parent Related Parties ”) or any Lender Related Party (as defined in Section 8.6) in connection with the transactions contemplated by this Agreement other than Parent and Merger Sub pursuant to (and subject to the conditions of) this Agreement. In no event shall Parent or Merger Sub seek to obtain monetary damages from any Company Related Party in connection with the transactions contemplated by this Agreement other than the Company pursuant to (and subject to the conditions of) this Agreement. For purposes of this Agreement, a “Willful Breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.
Section 7.3.    Termination Fee.
(a)    If, but only if, the Agreement is terminated by:
(i)    (x) either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i), and (y) (A) the Company receives or has received a Competing Proposal from a Third Party after the date hereof which Competing Proposal is publicly disclosed or any Third

Party shall have publicly announced an intention to make a Competing Proposal or a Competing Proposal shall have otherwise become known to the Company or the Company Board, and in each case such Competing Proposal was not publicly withdrawn at least five (5) Business Days prior to the Termination Date, in respect of a termination pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), respectively, or at least five (5) Business Days prior to the date of termination of the Agreement in respect of a termination pursuant to Section 7.1(d)(i) and (B) within twelve (12) months of the termination of this Agreement, the Company or its subsidiaries or Affiliated Entities enters into a definitive agreement with respect to, or consummates, a transaction in connection with a Competing Proposal (regardless of whether such Competing Proposal is the same one referred to in clause (A) above), then the Company shall pay, or cause to be paid, to Parent (or such person who may be designated by Parent) an amount equal to $47,000,000 (the “Termination Fee”) not later than the second (2nd) Business Day following the earlier to occur of the entry into a definitive agreement concerning a Competing Proposal or the date of the consummation of a transaction arising from such Competing Proposal; provided, however, that for purposes of this Section 7.3(a)(i), the references to “fifteen percent (15%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)” and a Competing Proposal shall not be deemed to have been “publicly withdrawn” by any Third Party if, within 12 months of the relevant termination, the Company or any of its subsidiaries or Affiliated Entities shall have entered into a definitive agreement with respect to a Competing Proposal or shall have consummated a Competing Proposal made by or on behalf of such Third Party or any of its Affiliates; or
(ii)    the Company pursuant to Section 7.1(c)(ii) or by Parent pursuant to Section 7.1(d)(ii), or by Parent or Company pursuant to any other provision of Section 7.1 at any time after Parent was entitled to terminate this Agreement pursuant to Section 7.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent (or such person who may be designated by Parent) the Termination Fee, if the termination was by the Parent, as promptly as practicable and not later than the second (2nd) Business Day following such termination or, if the termination was by the Company, concurrently with such termination.
(b)    Notwithstanding anything to the contrary set forth in this Agreement the parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.2 and Section 8.10, if Parent has the right to receive payment from the Company of the Termination Fee pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii), the payment of the Termination Fee and other amounts payable pursuant to Section 7.3(d) shall constitute the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates and Representatives against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise giving rise to or associated with such termination, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated to Parent and Merger Sub under Section 7.3(d)); provided, that, in circumstances in which the Termination Fee is payable pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii), notwithstanding payment of the Termination Fee by the Company pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii), Parent shall have the right to also seek to recover monetary damages from the Company solely in the event of a Willful Breach by the Company of the covenants and agreements set forth in Section 5.6.
(d)    Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii)  the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Parent or its affiliates, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 7.3, the Company shall pay Parent its reasonable attorneys’ fees, costs and out-of-pocket expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
Section 7.4.    Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after the receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law; provided, further that notwithstanding anything to the contrary set forth herein, Section 7.2, this Section 7.4, Section 8.8, Section 8.9, Section 8.11 and Section 8.13 (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Lender Related Parties without the prior written consent of such Lender Related Parties (which shall not be unreasonably withheld, conditioned or delayed). This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 7.5.    Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 7.4, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 7.6.    Expenses; Transfer Taxes. Unless otherwise specified in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 2.2(c), either Parent or the Surviving Corporation shall pay, or cause to be paid, all documentary, sales, use, stock transfer, real property transfer, other transfer, real property gains, registration, stamp, recording and similar Taxes (in no event including Taxes of the stockholders computed in whole or in part on the basis of income), fees, and costs together with any interest thereon, penalties, fines, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby (but not, for the avoidance of doubt, any backup withholding or similar Taxes, which shall be subject to Section 2.8), and shall file all Tax Returns related thereto that are required to be filed by Parent, Merger Sub or the Surviving Corporation.
ARTICLE VIII

GENERAL PROVISIONS
Section 8.1.    Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Effective Time or, except as provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 5.7 and Section 5.10.
Section 8.2.    Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission) or e-mail of a .pdf attachment (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):
if to Parent or Merger Sub:

Team Health Holdings, Inc.
265 Brookview Centre Way, Suite 400
Knoxville, Tennessee 37919
Fax: (865) 539-8030
Attention: Chief Executive Officer and/or General Counsel

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
Attention: William R. Dougherty
Anthony F. Vernace
Email:     wdougherty@stblaw.com
avernace@stblaw.com

if to the Company:
IPC Healthcare, Inc.
4605 Lankershim Boulevard, Suite 617
North Hollywood, California
Fax: (818) 766-3999
Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
555 West Fifth Street, Ste. 4000
Los Angeles, California 90013
Fax: +1 (213) 896-6600
Attention:     Dan Clivner
Robert W. Kadlec

Email:	dclivner@sidley.com rkadlec@sidley.com

Section 8.3.    Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an article, section, appendix, annex or exhibit, such reference shall be to an article or section of, or an appendix, annex or exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.
Section 8.4.    Certain Definitions. For purposes of this Agreement, the term:
(a)    “affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.
(b)    “Affiliated Providers” shall mean any persons that perform medical, physician assistant or nurse practitioner services that have entered into a contract or agreement (in writing or otherwise) with the Company or any of its subsidiaries or Affiliated Entities to provide such services.
(c)    “Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.
(d)     “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
(e)    “Credit Agreement” shall mean that certain Credit Agreement, dated as of August 4, 2011, by and among Company, the lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender, and Wells Fargo Securities, LLC as Lead Arranger and Sole Bookrunner, as amended from time to time.
(f)     “Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents and patent applications, reexaminations, divisionals, continuations, continuations-in-part, extensions reissues, and counterparts claiming priority therefrom (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) works of authorship (“Copyrights”); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively, “Software”); (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, social media and mobile identifiers, other source identifiers, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, business, technical and know-how information, and rights to limit the use or disclosure thereof by any person; (g) domain names; and (h) proprietary databases and data compilations and all documentation relating to the foregoing; and including in each case any and all (x) registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction, and (y) past, present and future claims, defenses and causes of action arising under any of the foregoing.
(g)    “knowledge” of a person shall mean as of the date hereof (A) with respect to the Company, the actual knowledge after reasonable inquiry of direct reports of the persons set forth in section (A) of Schedule I, (B) with respect to Parent, the actual knowledge after reasonable inquiry of direct reports of the persons set forth in section (B) of Schedule I.
(h)    “Law” shall mean any and all transnational, domestic (federal, state or local) or foreign laws, rules, regulations, constitutions, treaties, conventions, ordinances, codes, orders, judgments or decrees promulgated by any Governmental Authority.
(i)    “Parent Measurement Price” shall mean the volume weighted average trading price of the Parent Common Stock on the New York Stock Exchange for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.
(j)    “person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
(k)    “Representatives” of any person shall mean such person’s directors, officers, employees, consultants, advisors, attorneys, accountants, investment bankers and other advisors and representatives.
(l)    “subsidiary” of any person, shall mean (A) any person (other than a partnership, joint venture or limited liability company) of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity and (B) any partnership, joint venture or limited liability company of which (x) more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person (either above or through or together with any other subsidiary), whether in the form of membership, general, special or limited partnership interests or otherwise or (y) such person or any subsidiary of such person is a controlling general partner or otherwise controls such entity.
Section 8.5.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy,

(a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
Section 8.6.    Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that, (i) prior to the Merger Closing, Parent or Merger Sub may assign all (but not less than all) of its rights or obligations hereunder to a wholly-owned subsidiary of Parent or Merger Sub, provided that no such assignment shall relieve the assigning party of its obligations hereunder and (ii) Parent and/or Merger Sub (or one or more of their respective affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement from and after the Merger Closing, to any lenders, arrangers, bookrunners and agents of the Financing and any of their respective affiliates, Representatives, holders of equity interests, successors or assigns (each such lender, arranger, bookrunner, agent or other person, a “Lender Related Party ”) (so long as each of Parent and Merger Sub remains fully liable for all of its obligations hereunder) pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Financing. Any purported assignment in violation of the foregoing shall be null and void.
Section 8.7.    Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter, and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter hereof; provided that the execution of this Agreement by the Company shall constitute written consent by the Company pursuant to the Confidentiality Agreement to all actions by Parent, Merger Sub and their Representatives permitted or contemplated by this Agreement. Furthermore, the Company agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all existing or prospective financing sources in the term “Representative” as such term is defined therein.
Section 8.8.    No Third-Party Beneficiaries. Except (a) as provided in Section 5.7, (b) the provisions of Article II (which, from and after the Effective Time, shall be enforceable by stockholders of the Company and the holders of Company Equity Awards to the extent necessary to receive the Merger Consideration to which each such holder is entitled as expressly set forth in Article II), (c) the right of the Company to pursue damages in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Merger Sub, (d) the provisions of Section 7.2 with respect to the Parent

Related Parties and (e) that the Lender Related Parties shall be express third party beneficiaries with respect to Section 7.2, Section 7.4, this Section 8.8, Section 8.9, Section 8.11 and Section 8.13, Parent and the Company hereby agree that this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.9.    Governing Law. This Agreement and all actions, proceedings or counterclaims (collectively, an “Action”) (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware; without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.10.    Specific Performance.
(a)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 7.3(c) and Section 8.10(b), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that, subject to Section 8.10(b), it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The provisions of Section 8.10(b) shall not affect the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief described in this Section 8.10(a), to enforce any of its rights under this Agreement (including under Section 5.4) other than with respect to any and/or all of the Consummation Events.
(b)    Notwithstanding the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief described in Section 8.10(a), no such right may be enforced to cause the Merger to be consummated or the Merger Consideration to be paid (whether under this Agreement or otherwise) (each, a “Consummation Event”) unless with respect to the Merger and the payment of the Merger Consideration, all the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing) have been satisfied or waived.
(c)    Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Subject to Section 8.10(b), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent or Merger Sub, or the Company, as applicable, under this Agreement. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including the right to seek and recover damages for a Willful Breach under Section 7.2) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.10 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.10 prior or as a condition to exercising any termination right under Article VII (and pursuing damages for a Willful Breach by Parent or Merger Sub under Section 7.2 after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII (other than as set forth in Section 8.10(c)) or pursue any other remedies under this Agreement (including the right to seek and recover damages for a Willful Breach by Parent or Merger Sub under Section 7.2), that may be available then or thereafter.
Section 8.11.    Consent to Jurisdiction.
(a)    Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if such court lacks subject matter jurisdiction over the matter, the United States District Court for the State of Delaware and any appellate court with jurisdiction to hear appeals from such courts (as applicable, the “Chosen Court”), for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in the Chosen Court. Notwithstanding the foregoing, each of the parties hereto hereby irrevocably agrees (A) that any Action (whether based on contract, tort or otherwise) involving any Lender Related Party arising out of or relating to the transactions contemplated hereby, the Financing, the Debt

Commitment Letter or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (and appellate courts thereof) and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court; (B) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Action in any other court, (C) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses shall be effective service of process against them for any such Action brought in any such court, (D) to waive and hereby waives to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court and (E) that any such Action (whether for breach of contract, tortious conduct or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York.
(b)    Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 8.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Chosen Court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Court.
Section 8.12.    Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 8.13.    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING ANY ACTION INVOLVING ANY LENDER RELATED PARTY OR ANY OF THEIR AFFILIATES UNDER THE DEBT COMMITMENT LETTER (OR ANY ALTERNATIVE FINANCING WITH RESPECT THERETO).
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
IPC HEALTHCARE, INC.

By:    /s/ Dr. Adam D. Singer
    Name: Dr. Adam D. Singer
    Title: Chairman and Chief Executive Officer
TEAM HEALTH HOLDINGS, INC.

By:    /s/ Heidi S. Allen
    Name: Heidi S. Allen
    Title: Senior Vice President and General
Counsel

INTREPID MERGER SUB, INC.

By:    /s/ Heidi S. Allen
    Name: Heidi S. Allen
    Title: Vice President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]